UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.

Magnachip Semiconductor Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

To Our Stockholders:

You are invited to attend the Annual Meeting of Stockholders of Magnachip Semiconductor Corporation to be held on April 21, 2022, at 8:00 p.m. Eastern Daylight Time.

We are pleased to announce that this year’s annual meeting will again be held completely virtually via live interactive webcast on the Internet. You will be able to attend, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/MX2022. We have enclosed the notice of our Annual Meeting of Stockholders, together with a proxy statement, a proxy and an envelope for returning the proxy.

You are asked to act upon proposals to:

(1)	elect the six director nominees named in the proxy statement to our Board of Directors;

(2)	conduct an advisory (non-binding) vote on the compensation of our named executive officers as described in the proxy statement; and

(3)	ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director that the Board has selected, “FOR” the approval of the compensation of our named executive officers as described in the proxy statement, and “FOR” the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the virtual meeting and decide to vote during the meeting, you may withdraw your proxy by voting at the meeting.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated. Your vote is important. Please take the time to read the enclosed proxy statement and cast your vote via proxy or at the Annual Meeting of Stockholders.

Sincerely,

/s/ Camillo Martino	/s/ Young-Joon Kim
Camillo Martino	Young-Joon Kim
Chairman of the Board	Chief Executive Officer

March 21, 2022

Magnachip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2022

The Annual Meeting of Stockholders of Magnachip Semiconductor Corporation, a Delaware corporation, will be held on Thursday, April 21, 2022, at 8:00 p.m. Eastern Daylight Time, via live interactive webcast on the Internet, for the following purposes:

(1)	to elect the six director nominees named in the proxy statement to our Board of Directors;

(2)	to conduct an advisory (non-binding) vote on the compensation of our named executive officers as described in the proxy statement;

(3)	to ratify the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(4)	to transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on Tuesday, March 15, 2022, are entitled to vote at the meeting. A list of stockholders entitled to vote will be available for inspection by stockholders of record for any purpose germane to the Annual Meeting during ordinary business hours at our corporate offices located at MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg, for ten days prior to the Annual Meeting. If you are a stockholder of record and would like to view this stockholder list, please contact Investor Relations Department at investor.relations@magnachip.com and arrangements will be made to review the records in person during the ten days prior to the Annual Meeting. Additionally, such list of stockholders will be made available for viewing electronically during the Annual Meeting, and instructions to access such list will be available on the date of the Annual Meeting at www.virtualshareholdermeeting.com/MX2022.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Executive Vice President, General Counsel, Chief
Compliance Officer and Secretary

March 21, 2022

1

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on April 21, 2022

The 2022 Proxy Statement and 2021 Annual Report are available, free of charge, at http://www.proxyvote.com.

Magnachip Semiconductor Corporation’s Annual Report for the year ended December 31, 2021 is being mailed to stockholders concurrently with the 2022 Proxy Statement. The Annual Report contains financial and other information about Magnachip Semiconductor Corporation, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting materials.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Alternatively, if you are a holder of record of our common stock on the record date, you may vote your shares electronically either over the internet at http://www.proxyvote.com or by touch-tone telephone at 1-800-690-6903. Stockholders who attend the Annual Meeting may revoke their proxies and vote during the meeting at www.virtualshareholdermeeting.com/MX2022 if they so desire.

Magnachip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2022

GENERAL INFORMATION

Why am I receiving these materials?

We sent you these proxy materials because the Board of Directors (the “Board”) of Magnachip Semiconductor Corporation (the “Company,” “Magnachip,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held virtually via live interactive webcast on the Internet on April 21, 2022, at 8:00 p.m. Eastern Daylight Time. If you held shares of our Common Stock on March 15, 2022 (the “Record Date”), you are invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/MX2022 and vote on the proposals described below under the heading “What am I voting on?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are being mailed to stockholders commencing on or about March 22, 2022.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

1.	Election of the six director nominees specified in this Proxy Statement to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	Approval on an advisory (non-binding) basis of the compensation of our named executive officers as described in this Proxy Statement; and

3.	Ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2022.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

“FOR” the election of each of the six director nominees named in this Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

“FOR” the approval on an advisory (non-binding) basis of the compensation of the named executive officers as described in this Proxy Statement; and

“FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2022.

Who can vote at the Annual Meeting?

If you were a holder of record of the Company’s common stock (the “Common Stock”) as of the close of business on March 15, 2022, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 44,894,385 shares of Magnachip Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MX2022. However, since you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker.

How can I attend the Annual Meeting?

If you are a stockholder of record or a beneficial owner as of March 15, 2022, you are invited to attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/MX2022. You must have your Control Number listed on the enclosed proxy card to enter the meeting. The webcast starts at 8:00 p.m. Eastern Daylight Time. You may vote and submit questions while attending the meeting on the Internet. Instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MX2022. The audio broadcast will be archived on that website for one year.

What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the named proxies will vote your shares (1) “FOR” the election of each of the six director nominees named in this Proxy Statement to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified; (2) “FOR” the approval on an advisory (non-binding) basis of the compensation of our named executive officers as disclosed in this Proxy Statement; and (3) “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accountants for the fiscal year ending December 31, 2022.

The Company does not expect that any matters other than the election of directors and the other proposals described in this Proxy Statement will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

How are votes counted and what is a broker non-vote?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” “WITHHOLD,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. For purposes of these rules, the only routine matter in this Proxy Statement is Proposal Three—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2022. Non-routine matters in this Proxy Statement are Proposal One—the election of directors and Proposal Two—the advisory (non-binding) vote on the compensation of our named executive officers. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any proposal at the Annual Meeting other than Proposal Three—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2022. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum.

What is the voting requirement to approve each of the proposals?

Proposal One—Election of Directors

The election of director nominees requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. The director nominees receiving the highest number of “FOR” votes cast by the holders of our Common Stock entitled to vote at the Annual Meeting will be elected. Accordingly, “WITHHOLD” votes and broker non-votes will have no effect on the outcome of the election of directors. Stockholders have no right to cumulative voting as to any matters, including the election of directors.

Proposal Two—Advisory Vote on Compensation of our Named Executive Officers

The proposal to approve on an advisory (non-binding) basis the compensation of our named executive officers as described in this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will therefore have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be included in calculating the number of votes entitled to vote on this proposal and will therefore have no effect on the outcome of this proposal.

Proposal Three—Ratification of the Appointment of our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022

The proposal to ratify the appointment of Samil PricewaterhouseCoopers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will therefore have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this proposal.

How do I vote my shares of Magnachip Common Stock?

Stockholders may vote shares of our Common Stock using any of the following means:

Voting by Proxy Cards. A registered stockholder may vote shares until voting is completed at the Annual Meeting by returning a duly completed and executed proxy card in the postage-paid envelope included. All proxy cards received by us that have been properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. For your mailed proxy card to be counted, we must receive it prior to the close of business on April 20, 2022.

Voting by Telephone or Internet. A registered stockholder may vote shares until 11:59 p.m. Eastern Daylight Time on April 20, 2022 by calling the toll-free number indicated on the proxy card and following the recorded instructions or by accessing the website indicated on the proxy card and following the instructions provided. When a stockholder votes by telephone or Internet, his, her or its vote is recorded immediately.

Voting by Internet During the Annual Meeting. Instructions on how to attend and vote at the meeting are described at www.virtualshareholdermeeting.com/MX2022. If a stockholder attends the Annual Meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/MX2022, then any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts during the Annual Meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the Annual Meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

Voting by “Street Name” Stockholders. If stockholders hold shares in “street name,” then those stockholders may vote in accordance with the materials and instructions for voting the shares provided by their broker. If “street name” stockholders wish to vote shares at the Annual Meeting, then they must obtain proxies from their broker in order to vote their shares at the Annual Meeting in accordance with the materials and instructions for voting provided by his, her or its broker. If a “street name” stockholder does not vote by proxy or otherwise give voting instructions to their broker, such shares will not be voted by the broker for Proposal One or Two at the Annual Meeting.

Changing Votes. A stockholder may change his, her or its vote at any time before it is voted at the Annual Meeting by (1) delivering a proxy revocation or another duly executed proxy bearing a later date to Magnachip Semiconductor Corporation, c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg, Attention: Secretary, which revocation or later-dated proxy is received by us prior to the close of business on April 20, 2022; (2) voting again by telephone or Internet in the manner described above prior to 11:59 p.m., Eastern Daylight Time, on April 20, 2022; or (3) attending the Annual Meeting and voting via the Internet during the meeting using the procedures described at www.virtualshareholdermeeting.com/MX2022. Attending the Annual Meeting via the Internet will not revoke a proxy unless the stockholder actually votes via the Internet during the meeting. “Street name” stockholders who wish to revoke or change their votes after returning voting instructions to their broker may do so in accordance with the materials and instructions provided by their broker or by contacting such broker to effect the revocation or change of vote.

How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the investor relations section of our website or www.magnachip.com or by writing to Magnachip Semiconductor Corporation, c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

The members of our Board are elected to one-year terms, with each director to serve until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. We have six authorized members on our Board. The number of directors may be changed by our Board from time to time by resolution of a majority of the authorized directors, or by amendment of our bylaws by the affirmative vote of 66-2/3% of the outstanding voting stock of the Company, voting together as a single class.

At the Annual Meeting, six directors are to be elected to hold office for a one-year term and until their successors are elected and qualified. The nominees to the Board are Ms. Kyo-Hwa Chung, Mr. Melvin L. Keating, Mr. Young-Joon Kim, Dr. Ilbok Lee, Mr. Camillo Martino and Mr. Gary Tanner.

Information regarding the nominees and each continuing director is set forth below. Each of the nominees listed in the proxy statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board.

The following table sets forth certain information regarding our director nominees:

Name	Age	Position
Camillo Martino	59	Director, Non-Executive Chairman of the Board, Chair of the Compensation Committee and Member of the Audit Committee and the Nominating and Corporate Governance Committee
Kyo-Hwa (Liz) Chung	49	Director, Member of the Compensation Committee
Melvin L. Keating	75	Director, Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee
Young-Joon (YJ) Kim	57	Director, Member of the Risk Committee and Chief Executive Officer
Ilbok Lee	76	Director, Chair of the Nominating and Corporate Governance Committee and Member of the Risk Committee
Gary Tanner	69	Director, Chair of the Risk Committee and Member of the Audit Committee and the Compensation Committee

Camillo Martino, Non-Executive Chairman of the Board, Chair of the Compensation Committee and Member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Martino became our Non-Executive Chairman of the Board in June 2020 and director in August 2016. Mr. Martino currently also serves as a member of the board of directors for KINS Technology Group and Sensera Limited. Mr. Martino also serves as a member of the board of directors at multiple privately-held companies, including VVDN Technologies and Sakuu Corporation. Mr. Martino previously served as a director of Cypress Semiconductor from June 2017 through to April 2020 and was also the Chief Executive Officer of Silicon Image Inc. from January 2010 until the completion of its sale to Lattice Semiconductor Corporation in March 2015. From January 2008 to December 2009, Mr. Martino served as Chief Operating Officer of SAI Technology Inc., where he also served as a director from June 2006 to November 2010. From July 2005 to June 2007, Mr. Martino served as a director, the President and Chief Executive Officer of Cornice Inc. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years, and in four different countries. Mr. Martino holds a Bachelor of Applied Science degree from the University of Melbourne and a Graduate Diploma from Monash University in Australia. Our Board has concluded that Mr. Martino should serve on the Board based upon his extensive experience advising technology companies.

Kyo-Hwa (Liz) Chung, Director, Member of the Compensation Committee. Ms. Chung was appointed as our director in July 2020 and to the Compensation Committee of the Board on January 5, 2022. Ms. Chung currently serves as the Director of Legal for Netflix Services Korea, a position she has held since April 2021. Prior to Netflix Services Korea, Ms. Chung served as the Head of Corporate, External and Legal Affairs for Microsoft Korea from November 2018 until March 2021. Ms. Chung was with the Korean law firm Kim & Chang, from April 2003 until November 2018, most recently as a partner focusing on the areas of international disputes, government investigations and crisis management. During September 2008 to March 2009, Ms. Chung was engaged with the international law firm Skadden, Arps, Slate, Meagher & Flom LLP, as a visiting attorney at its New York office. Ms. Chung served as a judge on the Seoul Administrative Court from 2001 to 2003 and the Seoul Central District Court from 1999 to 2001. Ms. Chung received an LLM degree from Harvard Law School in 2008, and a Bachelor of Law degree from Korea University in 1996. Ms. Chung is licensed to practice law in Korea and New York. Our Board has concluded that Ms. Chung should serve on the Board based upon her extensive experience advising technology companies.

Melvin L. Keating, Director, Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee. Mr. Keating became our director in August 2016. Mr. Keating serves as a consultant, providing investment advice and other services to private equity firms and corporations, since November 2008. In addition, since September 2015, Mr. Keating serves as a director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: SPS Commerce, Inc. (2018-2019); Vitamin Shoppe, Inc. (2018-2019); Red Lion Hotels Corporation (2010-2017); and Harte Hanks, Inc (2017-2020). Mr. Keating holds a B.A. degree in Art History from Rutgers University (where he was a Henry Rutgers Scholar), and an M.S. in Accounting (he was a Shell Oil Fellow) and an M.B.A. in Finance (he was a Benjamin Franklin Fellow) from the Wharton School of the University of Pennsylvania. Our Board has concluded that Mr. Keating should serve on the Board based upon his extensive experience advising technology companies.

Young-Joon (YJ) Kim, Director, Member of the Risk Committee and Chief Executive Officer. Mr. YJ Kim became our Chief Executive Officer in May 2015 and has also served as a director on our Board since that time. In February 2020, Mr. Kim assumed the additional role of General Manager of the Display business to capitalize on attractive growth opportunities in OLED display and other relevant emerging markets. He also served as the acting General Manager of Foundry Services Group from January 2019 until the completion of the sale of the Foundry Services Group and the factory in Cheongju (“Fab 4”) on September 1, 2020. Mr. Kim joined our company in May 2013 and served as our Executive Vice President and General Manager, Display Solutions Division. He was promoted to Interim Chief Executive Officer in May 2014. Prior to joining our company, Mr. Kim held a variety of senior management roles at several global semiconductor firms in a career spanning about 34 years. His past roles include marketing, engineering, product development and strategic planning, and his product expertise includes microprocessors, network processors, FLASH, EPROM, analog, mixed-signal, sensors, wireless base station, workstations and servers. Immediately before joining our company, Mr. Kim served as Vice President, Infrastructure Processor Division, and General Manager of the OCTEON Multi-Core Processor Group of Cavium, Inc., where he worked from 2006 to 2013. Prior to Cavium, Mr. Kim served as Core Team Lead and General Manager of the Tolapai Program at Intel Corporation from 2004 to 2006. In 1998, Mr. Kim co-founded API Networks, a joint venture between Samsung and Compaq, where he served as the head of product management, worldwide sales and business development for Alpha processors. Prior to API Networks, Mr. Kim served as Director of Marketing at Samsung Semiconductor, Inc. from 1996 to 1998. Mr. Kim began his career as a product engineer at Intel Corporation in 1988. Mr. Kim holds B.S. and M. Eng. degrees in Electrical Engineering from Cornell University. Our Board has concluded that Mr. YJ Kim is a valuable member of the Board based on his understanding of our company’s products and technology as our Chief Executive Officer and his deep knowledge of the semiconductor industry.

Ilbok Lee, Director, Chair of the Nominating and Corporate Governance Committee, and Member of the Risk Committee. Dr. Lee has been our director since August 2011. Dr. Lee was an advisor/consultant to the Configurable Mixed-signal Business Unit of Dialog Semiconductor, Inc., which acquired Silego Technology Inc., a semiconductor company from October 2017 to December 2018. Dr. Lee served as Executive Chairman of Silego from August 2016 to October 2017. Dr. Lee served as Silego’s Chairman of the Board from March 2015 to August 2016 and as Silego’s Chief Executive Officer from Silego’s inception in October 2001 until August 2016. From April 1999 to September 2001, Dr. Lee served as Senior Vice President and General Manager of the Timing Division at Cypress Semiconductor Corp., a public semiconductor company, and from May 1992 to March 1999 served as President and Chief Executive Officer of IC Works, Inc., a semiconductor company he co-founded that was acquired by Cypress in 2001. Dr. Lee co-founded Samsung Semiconductor, Inc. (U.S.A.) in July 1983 and served in various positions at the Company, including President and Chief Executive Officer, until May 1992. Prior to Samsung, Dr. Lee served in various technical and managerial positions at Intel and National Semiconductor. Dr. Lee served as a member of the board of directors for Sierra Monolithic, a privately held semiconductor company, from 2002 through 2009. Dr. Lee also served on the board of directors of two public companies: ESS Technology and V3 Semiconductor. Dr. Lee received a Ph.D. and M.S.E.E. from the University of Minnesota and a B.S.E.E. from Seoul National University. Our Board has concluded that Dr. Lee should serve on our Board based upon his extensive experience in the semiconductor industry.

Gary Tanner, Director, Chair of the Risk Committee and Member of the Audit Committee and the Compensation Committee. Mr. Tanner became our director in August 2015. Mr. Tanner also served as our Non-Executive Chairman of the Board from September 2016 to November 2018. Mr. Tanner served as a director of Winstek Semiconductor Corp. which is listed on the Taiwan Stock Exchange (OTC) from September 2015 until November 2017 when majority ownership of Winstek Semiconductor was acquired by Siguard Corporation. Mr. Tanner served as Executive Vice President and Chief Operations Officer of International Rectifier Corporation from January 2013 to July 2015. Mr. Tanner also served as a director at STATS ChipPac Ltd. from July 2012 until August 2015. Prior to joining International Rectifier Corporation, Mr. Tanner was the principal in GWT Consulting and Investments LLC, a firm that provided consulting services to International Rectifier Corporation from January through December 2012. Mr. Tanner previously served as Chief Executive Officer at Zarlink Semiconductor, Inc. (“Zarlink”), from May 2011 to October 2011, when Zarlink was acquired by Microsemi Corporation in October 2011. Prior to his role as Chief Executive Officer of Zarlink, from November 2009 to May 2011, Mr. Tanner served as Chief Operating Officer at that company. Mr. Tanner joined Zarlink in August 2007 as Senior Vice President of Worldwide Operations via the acquisition of Legerity, Inc., where Mr. Tanner served as the Vice President of Operations from November 2002 until August 2007. Before Legerity and Zarlink, Mr. Tanner worked for nine years at Intel Corporation, where he held various positions managing domestic and international manufacturing operations. Prior to Intel, Mr. Tanner held various management positions in fab operations at National Semiconductor, Texas Instruments and NCR Corporation. Our Board has concluded that Mr. Tanner should serve on the Board based upon his extensive experience in the semiconductor industry.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based upon the foregoing criteria, our Board has determined that the following directors are independent: Ms. Chung, Mr. Keating, Dr. Lee, Mr. Martino and Mr. Tanner.

Board Meetings

The Board held 31 meetings during fiscal year 2021. None of the directors attended fewer than 90 percent of the aggregate number of Board meetings and meetings of committees of the Board on which each of them served.

The Board held 39 meetings during fiscal year 2020. None of the directors attended fewer than 93 percent of the aggregate number of Board meetings and meetings of committees of the Board on which each of them served.

Attendance at Annual Meeting

The Company’s Corporate Governance Guidelines as currently in effect provide that all directors shall make every effort to attend the Company’s annual meeting of stockholders.

In 2021, we did not hold an annual meeting due to the Company’s proposed merger with investment vehicles established by Wise Road Capital LTD, which, as previously disclosed, was terminated by a Termination and Settlement Agreement entered into on December 13, 2021 pursuant to which the termination became effective on December 20, 2021.

In 2020, all of our directors except Ms. Chung, who was not then a member of the Board, attended our Annual Meeting of Stockholders.

Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The Board establishes ad hoc committees from time to time on an as-needed basis.

The Board has adopted written charters for the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on our website at www.magnachip.com. The information on or accessible through our website is not a part of or incorporated by reference in this proxy statement.

Audit Committee

Our Audit Committee consists of Mr. Keating, as Chair, Mr. Martino and Mr. Tanner. Our Board has determined that Mr. Keating is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Our Board has also determined that each of Mr. Keating, Mr. Martino and Mr. Tanner is independent as that term is defined in Section 303A of the New York Stock Exchange (“NYSE”) listing standards and Rule 10A-3 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee held 18 meetings in 2021 and 10 meetings in 2020. The primary purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to the

Board on the integrity of the financial reports and other financial information provided by the Company to the public, the SEC and any other governmental regulatory body, and on the Company’s compliance with other legal and regulatory requirements. The Audit Committee is responsible for the appointment, retention, review and oversight of the Company’s independent auditor, and the review and oversight of the Company’s internal financial reporting, policies and processes. The Audit Committee is also responsible for reviewing related party transactions, risk management, and legal and ethics compliance.

Compensation Committee

Our Compensation Committee consists of Mr. Martino, as Chair, Ms. Chung and Mr. Tanner. Our Board has determined that each of Mr. Martino, Ms. Chung and Mr. Tanner is independent under applicable NYSE listing standards.

The Compensation Committee held 12 meetings in 2021 and 11 meetings in 2020. The Compensation Committee has the overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies. In March 2016, the Board created the Employee Equity Committee and delegated to it the authority to determine the recipients, amounts and timing of awards under the Company’s equity-based compensation plans within the parameters established by the Board.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Lee, as Chair, Mr. Keating and Mr. Martino. Our Board has determined that each of Dr. Lee, Mr. Keating and Mr. Martino is independent under applicable NYSE listing standards.

The Nominating and Corporate Governance Committee held 6 meetings in 2021, and 11 meetings in 2020. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommends corporate governance principles and practices and director orientation and continuing education, oversees the evaluation of our Board and its committees and formulates a description of the skills and attributes of desirable board members. The Nominating and Corporate Governance Committee will also consider candidates recommended by our stockholders so long as the proper procedures are followed.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice generally must be received in writing at the Company’s offices at Magnachip Semiconductor Corporation, c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg, Attention: Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. A stockholder’s notice must set forth, among other things,

•

the name and address of the stockholder who intends to make the nomination, and the names and addresses of the beneficial owners, if any, on whose behalf the nomination is being made and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	certain information regarding the ownership and other interests of the stockholder or such other beneficial owner;

•

a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates and each proposed nominee;

•	certain other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director of the Company if so elected.

A stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nominations of candidates for directors. The preceding is a summary of the stockholder nomination procedures set forth in our bylaws as currently in effect, and we refer our stockholders to the full text of Section 2.15 of our bylaws and such other applicable provisions of our bylaws as in effect from time to time for the specific requirements of such director nomination procedures by stockholders.

In addition to the formal procedures set forth in our bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee has adopted a Policy Regarding Director Nominations pursuant to which it may from time to time evaluate candidates for nomination as director that come to its attention through incumbent directors, management, stockholders or third parties. Such informal recommendations by stockholders should be directed to the attention of the Nominating and Corporate Governance Committee as set forth below under “—Communications with Directors.” The Nominating and Corporate Governance Committee has and may in the future, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee seeks director candidates who possess high quality business and professional experience, possess the highest personal and professional ethics, integrity and values, and who have an inquisitive and objective perspective and mature judgment. Director candidates must also be committed to representing the best interests of our stockholders and have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. The Nominating and Corporate Governance Committee has no formal policy on diversity in identifying potential director candidates, but does regularly assess the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Risk Committee

Our Risk Committee consists of Mr. Tanner, as Chair, Mr. YJ Kim and Dr. Lee. The Risk Committee held 4 meetings in 2021, and 4 meetings in 2020. The Risk Committee assists the Board in its oversight of the Company’s management of key risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee’s primary responsibility is to oversee and approve the implementation of Company-wide risk and crisis management best practices. Other responsibilities of the Risk Committee include providing input to management in identifying, assessing, mitigating and monitoring enterprise-wide risks the Company faces, including cybersecurity risks, and reviewing the Company’s business practices, compliance activities and enterprise risk management and making recommendations to the Board related to such review.

Board Leadership Structure

Separation of Chairperson and Chief Executive Officer

Our Corporate Governance Guidelines state that the Board shall elect its Chairperson (in the event that the Chairperson is a female, she will be referred to as “Chairwoman”, and in the event that the Chairperson is a male, he will be referred to as “Chairman”) and appoint the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. The Board does not believe there should be a fixed rule as to whether the offices of Chairperson and Chief Executive Officer should be vested in the same person or two different persons, or whether the Chairperson should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company.

Currently, Mr. Martino serves as the Company’s Chairman of the Board, and Mr. YJ Kim serves as the Company’s Chief Executive Officer. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

Lead Director

In the event that positions of Chairperson and Chief Executive Officer are held by the same person, on an annual basis the independent members of the Board will select a lead director from the independent directors then serving on the Board (the “Lead Director”). As a general matter, there shall be no Lead Director if the positions of Chairperson and CEO are not held by the same person and the Chairperson is an independent director. The length of service as Lead Director is subject to the Board’s discretion, but will be a minimum of one year. The Lead Director has the authority to call meetings of the independent directors.

Executive Sessions of the Board

The Company’s non-management directors meet at regularly scheduled Board meetings in executive session without management present. In 2021, the Chairman presided over the meetings of the non-employee directors. In addition, in accordance with our Corporate Governance Guidelines, the independent members of the Board meet at least twice a year in executive session, with the Chairperson setting the agenda and presiding over such meetings.

Presiding Director

In accordance with our Corporate Governance Guidelines, the presiding director of the Board is the Chairman of the Board, if present, or in such person’s absence and if applicable, the Lead Director, or in such person’s absence, the Audit Committee Chairman, or in such person’s absence, the independent director present who has the most seniority on the Board. The presiding director presides at all meetings of the Board and is responsible for chairing the Board’s executive sessions.

Board Role in Risk Oversight

Our Board is responsible for overseeing our management of risk. The Board created a Risk Committee to assist in overseeing management’s identification and evaluation of key enterprise risks to the Company, as well as guidelines, policies and processes for monitoring and mitigating such risks. In particular, the Risk Committee focuses on strategic enterprise risks, including risks associated with intellectual property; business operations and disaster recovery capabilities; and data security, privacy, technology and information security policies, procedures, and internal controls, including those related to cybersecurity and cyber incident responses and reporting procedures.

Our Audit Committee also has certain statutory, regulatory, and other responsibilities with respect to oversight of risk assessment and risk management. Specifically, the Audit Committee is responsible for overseeing policies with respect to financial risk assessment and those other items specifically set forth in our Audit Committee charter. The Risk Committee coordinates with the Audit Committee as necessary and appropriate to enable the Audit Committee to perform its responsibilities.

The Board’s other independent committees also oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our Board believes that our compensation programs are designed such that they will not incentivize unnecessary risk taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Payout levels under our cash incentive program are capped and payout opportunities may be achieved on a straight-line interpolation basis between threshold and target levels, and between the target and maximum levels. Our equity awards are limited by the terms of our equity plans to a fixed maximum amount specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our stockholders. Our Board adopted a clawback policy to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from the Company’s material noncompliance with financial reporting requirements under the federal securities laws. See “Executive Compensation—Compensation Discussion and Analysis—Clawback Policy” contained elsewhere in this Proxy Statement.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee oversees the orientation process for new members of our Board to ensure that they are familiar with the Company’s operations, financial matters, corporate governance practices and other key policies and practices through the preparation and review of background material and management meetings as appropriate. In addition, our Nominating and Corporate Governance Committee seeks to identify and encourage training and continuing education opportunities for all directors in order to improve both our Board and its committees’ performance. Senior management assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties. In furtherance of these efforts, the Company maintains membership for each Company director in the National Association of Corporate Directors (NACD), which provides corporate governance resources, education, information, and research on leading board practices.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to our Secretary at Magnachip Semiconductor Corporation, c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg. Our Code of Business Conduct and Ethics is also available on our website at www.magnachip.com. We will disclose any waivers or amendments to the provisions of our Code of Business Conduct and Ethics on our website.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management and Samil PricewaterhouseCoopers, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2021. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Samil PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding Samil PricewaterhouseCoopers’s communications with the Audit Committee concerning independence, and has discussed with Samil PricewaterhouseCoopers its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 23, 2022.

Audit Committee:

Melvin L. Keating, Chair

Camillo Martino

Gary Tanner

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, a committee of the Board, the non-management or independent directors as a group, or with the Chairman or any other individual director, regarding matters related to the Company should send the communication to:

Board of Directors

or Chairman, individual director, committee or group of directors

Magnachip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

Corporate Secretary

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

We will forward all stockholder and other interested party correspondence about the Company to the Board, a committee of the Board, the non-management or independent directors as a group, or an individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

2021 Director Compensation

Each of our non-employee directors was eligible to earn a quarterly cash retainer, additional fees based on committee service and equity awards in 2021 pursuant to our director compensation policy, which is described in further detail below. All such cash fees are paid quarterly in advance. A non-employee director who joins the Board after the beginning of a quarter receives a prorated cash retainer reflecting his or her actual period of Board and committee service for such quarter and a non-employee director who joins the Board after the beginning of the Company’s annual director service period receives a pro-rated equity award reflecting his or her actual period of Board and committee service during such annual service period.

Cash Compensation

In 2021, our non-employee directors were eligible to receive the following types of cash compensation for their services on the Board.

•	Quarterly Board Service Retainer (all non-employee directors): $18,750

•	Quarterly Chair Service Fees:

-	Chairperson of the Board: $18,750

-	Chair of our Audit Committee: $6,250

-	Chair of our Compensation Committee: $3,750

-	Chair of our Nominating and Corporate Governance Committee: $2,500

-	Chair of our Risk Committee: $2,500

•	Quarterly Committee Member (non-Chair) Service Fees:

-	Audit Committee: $3,750

-	Compensation Committee: $2,500

-	Nominating and Corporate Governance Committee: $1,250

-	Risk Committee: $1,250.

Our director compensation policy also provides that the Lead Director of the Board, if any, would receive an additional cash fee of $11,250 per quarter. No Lead Director was appointed for 2021.

Equity Compensation

In 2021, our non-employee directors were also eligible to receive the following types of equity awards for their service on the Board:

•

Annual Equity Awards: Each non-employee director was eligible to receive an RSU award having a grant date fair value equal to $165,000. In addition, each non-employee director was eligible to receive an RSU award having a grant date fair value equal to $20,000 for such director’s service as the Chair of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Risk Committee, as applicable; and an RSU award having a grant date fair value equal to $10,000 for such director’s service as a non-Chair member of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Risk Committee, as applicable. The RSU award vests in full on the earlier of (x) the first anniversary of the date of grant, and (y) the meeting date of the Annual Meeting of Stockholders that occurs in the year following the year in which the RSU is granted, with such grants being made on the earlier of (A) the meeting date of the Company’s Annual Meeting of Stockholders for such year and (B) August 31 of such year. Vested RSUs settle as soon as administratively practicable following the date the non-employee director’s service terminates for any reason.

•

Initial Equity Awards: If a non-employee director’s initial appointment to the Board or a Board committee occurs other than at an Annual Meeting of Stockholders, such director will be granted pro-rated RSU awards having an aggregate grant date fair value equal to (x) the applicable grant date fair value amount for applicable Board or committee membership described above, multiplied by (y) the quotient obtained by dividing the number of days elapsed from the date of initial appointment to the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, August 31 of such year), by 365, with such grants to vest in full on the date of the Company’s next Annual Meeting of Stockholders (or, if earlier, August 31 of such year).

All non-employee director equity awards will be granted under the Company’s equity incentive plan in effect at the time of such grants.

The following table sets forth the total compensation earned by our non-employee directors during the year ended December 31, 2021. Mr. YJ Kim, our Chief Executive Officer, does not earn any fees for his service on the Board.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(1)	Total ($)
Liz Chung	75,000	165,017	—	240,017
Melvin Keating	105,000	195,001	—	300,001
Ilbok Lee	90,000	195,001	—	285,001
Camillo Martino	180,426	206,419	—	386,845
Gary Tanner	110,000	205,002	—	315,002
Nader Tavakoli(4)	52,500	—	—	52,500

(1)	Consists of the amount of cash compensation earned in 2021 for Board service and committee service as described in the table below.

Name	Board Retainer ($)	Chair Service Fees ($)	Committee Service Fees ($)	Total ($)
Liz Chung	75,000	—	—	75,000
Melvin Keating	75,000	25,000	5,000	105,000
Ilbok Lee	75,000	10,000	5,000	90,000
Camillo Martino	75,000	90,000	15,426	180,426
Gary Tanner	75,000	10,000	25,000	110,000
Nader Tavakoli	37,500	—	15,000	52,500

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the directors, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the directors upon vesting and/or settlement of the restricted stock units.

(3)	As of December 31, 2021, the number of outstanding stock options and RSU awards held by our non-employee directors who served during 2021 were as follows:

Name	RSUs (#)	Stock Options (#)
Liz Chung	23,196	—
Melvin Keating	79,994	49,737
Ilbok Lee	86,308	179,593
Camillo Martino	80,601	49,737
Gary Tanner	89,487	93,117
Nader Tavakoli	—	199,593

As of December 31, 2021, the following number of RSUs included in the table above were vested but not yet settled under the terms of the applicable RSU agreements: Ms. Chung—14,154 RSUs; Mr. Keating—69,309 RSUs; Dr. Lee—75,623 RSUs; Mr. Martino—69,368 RSUs; and Mr. Tanner—78,254 RSUs. Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding all shares of common stock beneficially owned by our non-employee directors.

(4)

The Company received a letter of resignation, dated April 19, 2021, from Mr. Nader Tavakoli, which resignation was accepted by the Board and effective as of April 22, 2021. In connection with his resignation, 18,501 of Mr. Tavakoli’s unvested RSUs were deemed fully vested on April 22, 2021.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our Company during the last fiscal year. During 2021, decisions regarding executive officer compensation were made by our Compensation Committee. Mr. YJ Kim, our Chief Executive Officer, participated in deliberations of our Compensation Committee regarding the determination of compensation of our executive officers other than himself for 2021 and prior periods. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or the compensation committee of another entity that has one or more executive officers serving on our Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes and analyzes our executive compensation program for the following Magnachip executive officers who served (and are listed by the positions held) in 2021 (collectively, our “named executive officers”):

•	Young-Joon Kim, our Chief Executive Officer (“CEO”);

•	Theodore Kim, our Chief Compliance Officer, Executive Vice President, General Counsel and Secretary (“CCO”);

•	Woung Moo Lee, our Executive Vice President and General Manager of Worldwide Sales;

•	Chan Ho Park, our General Manager of Power Solutions; and

•	Young Soo Woo, our former Chief Financial Officer.

Young Soo Woo resigned as our Chief Financial Officer effective December 31, 2021.

Executive Summary

The Compensation Committee of our Board (the “Committee”) has the primary responsibility for developing and maintaining a compensation program for our senior management, including our named executive officers. The Committee believes that our executive compensation program should play a key role in our operating and financial success, and has worked with outside legal counsel and Compensia Inc. (“Compensia”), a national compensation consulting firm, to develop a comprehensive executive compensation program that is intended to further align the interests of our executive officers with our stockholders and incentivize achievement of our short-term operational goals as well as long-term value creation. The Committee also strives to design and create an executive compensation program that balances the competitiveness of our program while holding executives accountable for our long-term strategy and values. To achieve these goals, the Committee believes it is important to maintain a compensation program that includes strong stock ownership elements and performance-focused equity awards.

The Committee believes that our ability to attract and retain executive talent is critical to our long-term success. In light of our unique situation in that all of our senior executives live and work in South Korea (herein referred to as “Korea”), we offer competitive expatriate benefits intended to minimize adverse tax and financial impacts associated with the expatriate assignments to our CEO and CCO, who are subject to taxation in both the U.S. and Korea.

Compensation Decisions

In 2021, the Committee conducted its annual review of the compensation arrangements for our named executive officers. The Committee believes that ongoing evaluations are necessary to ensure that our compensation program for our executive officers is aligned with our compensation philosophy and our stockholders.

Based on this review, the Committee made the following decisions:

•	No increase to base salaries or target bonuses;

•

Pay bonuses based on the same target bonus percentage earned by our non-executive employees pursuant to the terms of the collective bargaining agreement entered into by Magnachip Semiconductor, Ltd. and in connection with the completion of the successful sale of the Company’s Foundry Services Group business and the fabrication facility located in Cheongju (the “Sale of FSG Business”); and

•

Grant annual equity awards to our key executives using a combination of performance awards (based on both relative total stockholder return (“TSR”) and financial performance goals) and RSUs, similar to prior years.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices:

What We Do
• Pay-for-Performance Philosophy

A significant portion of our named executive officers’ compensation is directly linked to corporate performance;

We structure target total direct compensation with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our corporate performance, stock price and/or total shareholder return.

• Performance-Based Equity Awards	Our CEO and our other named executive officers receive performance-based equity awards that vest based on financial goals and relative TSR performance.

• “Double Trigger” Change in Control Arrangements	With the exception of our PSU awards that vest at target level upon a change in control, our change in control compensation arrangements include a “double trigger” provision that requires both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. It is our expectation that all future RSUs and PSUs will follow the same format.

• Maintain an Independent Compensation Committee	The Compensation Committee consists solely of independent directors.

• Compensation Recovery (“Clawback”) Policy	We have a policy providing for the recovery of certain cash incentive compensation and equity or equity-based awards from our CEO and other executive officers (including our other named executive officers) if we are required to prepare an accounting restatement of our financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws.

• Stock Ownership Guidelines	We maintain stock ownership guidelines for our CEO, our other executive officers (including our other named executive officers) and the non-employee members of our Board.

• Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation	We conduct an annual stockholder advisory vote on the compensation of our named executive officers.

• Retain an Independent Compensation Advisor	The Compensation Committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.

• Annual Executive Compensation Review	The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation used for comparative purposes.

• Succession Planning	We conduct succession planning and executive assessment to ensure succession plans are in place.

What We Do
• Balanced Time Horizon for Incentive Compensation	We have a balance of time horizons for our incentive awards, including an annual cash incentive plan, a three-year performance period for our relative TSR performance stock unit awards and a three-year vesting period for our RSU awards.

What We Don’t Do
• No Special Retirement Plans	We do not currently offer pension arrangements or retirement plans to our executive officers other than statutory severance benefits required under the Employee Retirement Benefit Security Act of Korea.

• No Stock Option Re-Pricing	Our equity compensation plan does not permit stock options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

• No “Single Trigger” Change in Control Arrangements	We do not provide cash severance solely upon a change in control of the Company. With the exception of our PSU awards that vest at target level upon a change in control, all equity awards are subject to “double trigger” vesting acceleration.

• No Excise Tax Payments on Future Post-Employment Compensation Arrangements	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of the Company. The Company does, however, have the obligation to provide tax equalization to the CEO and the CCO with respect to such payments and benefits.

• No Hedging	We prohibit our employees, including our executive officers, and the non-employee members of our Board from engaging in short sales and certain derivative transactions relating to our securities.

• No Special Welfare or Health Benefits	We do not provide our executive officers with any welfare or health benefit programs, other than participation on the same basis as our full-time employees in the employee programs that are standard in our industry sector. The Company does provide customary international health insurance to the CEO and the CCO as a part of their expatriate benefit package.

• No Dividends or Dividend Equivalents Payable on Unvested Equity Awards	We do not pay dividends or dividend equivalents on unvested equity awards.

• No Pledging	Current awards granted under our equity plans provide that they may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the grantee until they become vested.

Compensation Philosophy and Objectives

The Committee has overall responsibility for administering the compensation program for our named executive officers. The Committee’s responsibilities consist of evaluating, approving and monitoring our named executive officer and director compensation plans, policies and programs, as well as each of our equity-based compensation plans and policies.

The Committee seeks to establish overall compensation for named executive officers that is fair, reasonable and competitive. The Committee evaluates our compensation packages to ensure that:

•	We maintain our ability to attract and retain superior executives in critical positions;

•

Our executives are incentivized and rewarded for corporate growth, achievement of long-term corporate objectives and individual performance that meets or exceeds our expectations without encouraging unnecessary risk-taking; and

•	Compensation provided to critical executives remains competitive relative to the compensation paid to similarly situated executives of companies in the semiconductor industry.

The Committee believes that the most effective executive compensation packages align executives’ interests with those of our stockholders by rewarding performance that exceeds specific annual, long-term and strategic goals that are intended to improve stockholder value. These objectives include the achievement of financial performance goals and progress on projects that our Board anticipates will lead to future growth, as discussed more fully below.

The information set forth below in this Compensation Discussion and Analysis describes the Committee’s historical approach in realizing the general philosophy described above.

Say on Pay Vote and Stockholder Input

The Committee has responsibility to ensure that the compensation paid to our executive officers aligns with the interests of our stockholders and the Company’s compensation philosophy. As such, the Committee considered the approval by advisory votes cast for the “Say on Pay” vote and its frequency relating to the compensation of our named executive officers since the Company’s 2018 Annual Meeting. At the 2018 Annual Meeting, approximately 96% of the stockholders voted “1 Year” for the frequency of future advisory votes and the Committee, after carefully reviewing and considering the advisory votes of the stockholders, determined that the Company will continue to have an advisory vote on the compensation of the Company’s named executive officers on an annual basis. However, the Company did not hold an Annual Meeting in 2021 and accordingly did not conduct a Say on Pay vote in 2021. Approximately 99% of the stockholders at the 2020 Annual Meeting voted to approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2020 proxy statement. With the result of the advisory votes, the Committee determined that the Company’s executive compensation elements continued to be appropriate. Therefore, the Company did not make any changes to its executive compensation program or arrangements as a direct result of the 2020 “Say on Pay” vote.

Timing of Compensation Decisions

Generally, at the end of each annual evaluation period, our Chief Executive Officer reviews the performance of the other executive officers and presents his conclusions and recommendations to the Committee. At that time and throughout the year, the Committee also evaluates the performance of our Chief Executive Officer, which is measured in substantial part against our consolidated financial performance. In the first quarter of our fiscal year, the Committee typically establishes the elements of our short-term cash incentive plan for the upcoming year. With respect to newly hired employees, our practice is typically to have the Employee Equity Committee approve any applicable equity grants on or about such employee’s hire date, or to approve such grants at the first meeting of the Committee following such employee’s hire date. We do not have any program, plan or practice to time equity award grants in coordination with the release of material non-public information. From time to time, additional equity awards may be granted to executive officers during the fiscal year.

Role of Executive Officers in Compensation Decisions

For named executive officers other than our Chief Executive Officer, we have historically sought and considered input from our Chief Executive Officer in making determinations regarding executive compensation.

Our Chief Executive Officer annually reviews the performance of our other named executive officers. Our Chief Executive Officer subsequently presents conclusions and recommendations regarding the compensation of such officers, including proposed salary adjustments and incentive amounts, to the Committee. The Committee then takes this information into account when it makes final decisions regarding any adjustments or awards.

The review of performance by the Committee and our Chief Executive Officer of other executive officers is both an objective and subjective assessment of each executive’s contribution to our performance, leadership qualities, strengths and weaknesses and performance relative to goals set by the Committee or our Chief Executive Officer, as applicable. The Committee and our Chief Executive Officer do not systematically assign a weight to the factors, and may, in their discretion, consider or disregard any one factor which, in their sole discretion, is important to or irrelevant for a particular executive.

In addition to the annual reviews, the Committee also typically considers compensation changes upon a named executive officer’s promotion or other change in job responsibility.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2021, the Committee retained Compensia, a national compensation consulting firm, to serve as its independent compensation consultant. This compensation consultant serves at the discretion of the Committee.

During 2021, Compensia regularly attended the meetings of the Committee (both with and without management present) during the period of its engagement and provided the following services:

•	Consulting with the Committee Chair and other members between Committee meetings on compensation matters as needed;

•	Assisting in the drafting of the Compensation Discussion and Analysis;

•	Reviewing and updating the compensation peer group used to assess executive compensation; and

•

Providing market data for selected executive officer positions covering target total direct compensation levels and design to help the Committee determine how to competitively set compensation for the selected executive officer positions.

In 2021, Compensia did not provide any services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2021, the Committee considered the six specific independence factors adopted by the SEC and reflected in the NYSE listing standards and determined that the work performed by Compensia did not raise any conflicts of interest.

Elements of Compensation

In making decisions regarding the pay of the named executive officers, the Committee looks to set a total compensation package for each officer that will retain high-quality talent and motivate the officer to achieve the goals set by our Board. Our executive compensation package is generally comprised of the following elements:

Element	Purpose
Annual base salary	Provides a guaranteed element of a named executive officer’s annual cash compensation (i.e., a portion not at risk due to market fluctuations)

Element	Purpose
Short-term cash incentives	Incentivizes achievement of optimal annual financial, operational and strategic performance

Long-term equity incentives	Aligns interests of our named executive officers with interests of our stockholders by increasing stock ownership, incentivizing increases in stockholder value and strengthening retention

Expatriate and other executive benefits	Allows us to remain competitive with peer and market practices and to retain key personnel on expatriate assignments by minimizing adverse financial impacts associated with such assignments

Our executives also participate in a health and welfare benefits package that is generally available to all of our employees and are each party to an employment or severance agreement that provides for limited post-employment and change in control payments and benefits.

Determination of Amount of Each Element of Compensation

General Background

The Committee seeks to establish a total cash compensation package for our named executive officers that is competitive with the compensation for similarly situated executives in our compensation peer group, subject to adjustments based on each executive’s experience and performance. Based on our review of industry-specific survey data and the professional and market experience of our Committee members, we measure total cash compensation for our named executive officers against cash compensation paid to executives at similarly situated companies which we have determined to be in our select peer group. Base salaries for our named executive officers are then set at competitive levels as compared to similarly situated executives in the select peer group. Short-term cash incentives are put in place to provide for opportunities that provide for competitive levels of cash compensation as compared to our select peer group if, and depending upon the extent to which, our performance and that of our named executive officers exceeds expectations and the goals established by the Committee for the applicable year.

Sources of Market Data

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and geographic location.

With the assistance of Compensia, the Committee developed our compensation peer group based on a review of U.S.-based semiconductor companies. We focused on U.S.-based companies because our highest ranking executives are U.S. expatriates who have opportunities to work with U.S.-based semiconductor companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

•	Industry — semiconductors; semiconductor equipment, electronic equipment and instruments; electronic components;

•	Similar revenue size — ~0.5x – 2.0x Magnachip’s last four fiscal quarter revenue of ~$759 million (~$380 million to $1.5 billion);

•	Market capitalization — 0.25x – 4.0x Magnachip’s market capitalization of $511 million ($128 million to $2.0 billion);

•	Executive positions similar in breadth, complexity and/or scope of responsibility; and

•	Competitors for executive talent.

The Committee approved the use of market data from the following group of peer companies (which was reviewed and approved in February 2021) for our 2021 executive compensation market assessment:

Alpha and Omega Semiconductor	MaxLinear
Axcelis Technologies	NeoPhotonics
Cohu	Novanta
CTS	Power Integrations
Diodes	Semtech
FARO Technologies	SMART Global Holdings
Ichor Holdings	Ultra Clean Holdings
Lattice Semiconductor	Vishay Intertechnology
MACOM Technology Solutions Holdings

There were changes to the peer group based on the review in 2021: 2 peers were removed and 1 peer was added.

The Committee used the market data from this peer group as a reference point in its 2021 executive compensation process.

The Committee typically makes annual determinations regarding cash incentive compensation based on our annual operating plan, which is generally adopted in the December preceding each fiscal year. The determination takes into account our expected performance in the coming fiscal year. The Committee generally makes all equity compensation decisions for our named executive officers based on a review of our peer group and other competitive market data provided by our compensation consultant. The Committee does not target a specific percentile within our peer group with respect to cash or equity-based compensation.

Equity awards are not tied to base salary or cash incentive amounts and constitute lesser or greater proportions of total compensation depending on market practices and the Committee’s determination of target grant values. The Committee, relying on the professional and market experience of our Committee members, as well as information provided by our compensation consultant, generally seeks to set equity awards at competitive levels based on both U.S. and Korean market practices and taking into account our equity plan share pool and projected dilution of our shares outstanding.

The Committee does not apply a formula or assign relative weight in making its determinations. Instead, it makes a subjective determination after considering all information collectively for each element of compensation.

The Committee may approve additional cash incentive payments or equity compensation grants from time to time during the year in its discretion.

Annual Base Salary

The Committee seeks to set the base salaries of our named executive officers at competitive levels as compared to similarly situated executives in our select peer group, but also takes into account the named executive officer’s skill set and the value of that skill set. The Committee makes a subjective decision regarding any changes in base salary based on these factors and the data from our select peer group. The Committee does not systematically assign weights to any of the factors it considers, and may, in its discretion, ignore any factors or deem any one factor to have greater importance for a particular executive officer. Base salary adjustments, if applicable, generally take effect in the middle of our fiscal year. None of our named executive officers received a base salary increase in 2021. The 2021 base salary for each named executive officer is set forth below:

Executive	2021 Base Salary
Young-Joon Kim	$557,396
Theodore Kim	$330,000
Woung Moo Lee	$306,158
Chan Ho Park	$330,000
Young Soo Woo	$297,418

Short-Term Cash Incentives

Short-term cash incentives are typically designed as a percentage of base salary and may be awarded based on individual performance or our achievement of annual, long-term and strategic quantitative goals set by the Board or the Committee. We have been providing short-term cash incentive opportunities to encourage our named executive officers to achieve certain short-term corporate performance goals. The employment agreement that each of our named executive officers has entered into includes a target bonus amount, which is expressed as a percentage of base salary. The percentages and target bonus amounts applicable to our named executive officers are set forth below.

Named Executive Officer	Target Bonus (% of Base Salary)	Target Bonus Amount
Young-Joon Kim	100%	$557,396
Theodore Kim	75%	$247,500
Woung Moo Lee	60%	$183,695
Chan Ho Park	50%	$165,000
Young Soo Woo	50%	$148,709

In the past, the Company’s short-term cash incentive payouts were typically based on achievement of three corporate financial performance goals—revenue, gross profit margin and Adjusted EBITDA. However, based on the recommendation of the CEO, and in order to align the level of achievement throughout all ranks within our organization, we paid each executive officer’s 2021 bonus at 71.7% of target, which is the same target bonus percentage earned by our non-executive employees pursuant to the terms of the collective bargaining agreement entered into by Magnachip Semiconductor, Ltd. As a result, on January 25, 2022, each of our named executive officers was paid a cash bonus amount set forth adjacent to his name in the table below.

Named Executive Officer	2021 Cash Incentive Amount
Young-Joon Kim	$399,653
Theodore Kim	$177,458
Woung Moo Lee	$127,203
Chan Ho Park	$118,306
Young Soo Woo	$102,976

In addition to the foregoing, on March 8, 2021, we awarded one-time discretionary cash incentive bonuses to certain executive officers and employees of the Company, including Young-Joon Kim and Theodore Kim, for their substantial contribution toward the completion of the Sale of FSG Business. The one-time discretionary cash incentive bonus amount paid to Young-Joon Kim and Theodore Kim is as set forth adjacent to his name in the table below.

Named Executive Officer	Bonus for Sale of FSG Business
Young-Joon Kim	$1,176,591
Theodore Kim	$624,265

Long-Term Equity Incentives

Beginning in 2018, consistent with the Committee’s desire to provide compensation that is largely “at risk” while still competitive with our peers with whom we compete for talent, our equity compensation program for our executive officers has included performance-based restricted stock units (“PSUs”) each year along with service-based restricted stock units (“Service-Based RSUs” or “RSUs”). The Committee believes that the inclusion of PSUs in our executive compensation program is consistent with, explicitly linked to, and supports our strategic objective of enhancing stockholder value. In order for any PSUs to be earned and vest, the performance must meet or exceed a threshold level of performance during the applicable performance period, and the executive must remain employed by the Company through the date the Committee certifies the level of achievement of the applicable performance milestones. In the event an executive officer is terminated without cause or resigns for good reason in each case not in connection with a “change in control” prior to the settlement of the award, the executive officer will remain eligible to vest in a pro-rata portion of the award on the certification date, based on the number of full months the executive officer provided continuous service through the applicable performance period (the “Continued Service Condition”). The employment agreements we have entered into with each of our executive officers contemplate the grant of PSUs that are earned based on the achievement of financial goals (collectively, the “Financial PSUs”) and PSUs that are earned based on our three-year total stockholder return (“TSR”) relative to the S&P Semiconductor Index (collectively, the “TSR PSUs”).

The general terms of the equity awards contemplated by our 2021 executive compensation program are summarized in the table below.

Service-Based RSUs	Financial PSUs	TSR PSUs
• Vest over three years in three equal annual installments, subject to executive’s continued employment through each applicable vesting date.

•   Annual grants with one-year performance period.

•   Vesting is based on the achievement of financial goals that measure our performance against our business strategy, with specific performance goals established by the Committee annually, subject to the satisfaction of the Continued Service Condition.

•   For 2021, performance goals are based on revenue (1/3 weighting), gross profit margin (1/3 weighting) and Adjusted EBITDA (1/3 weighting).(1)

•   Annual grants with three-year performance period.

•   Performance is measured within 60 days of the end of the three-year performance period.

•   Vesting is based on three-year TSR of the Company relative to other entities in the S&P Semiconductor Index, determined by the percentile rank of the Company’s TSR relative to the TSR of each other entity in such index, subject to the satisfaction of the Continued Service Condition.

(1)

“Adjusted EBITDA” means EBITDA (as defined below) adjusted to exclude (i) equity-based compensation expense, (ii) foreign currency loss (gain), net, (iii) derivative valuation loss (gain), net, and (iv) various non-recurring expense (income), net. EBITDA for the periods indicated is defined as the Company’s net income (loss) before interest expense, net, income tax expense, and depreciation and amortization.

The below tables summarize the RSUs, Financial PSUs and TSR PSUs granted to each of the named executive officers of the Company in 2021, as well as the performance results with respect to the 2021 Financial PSU grants and the actual payout thereof.

			RSUs
Name	Grant Date	FV of Grant Date	RSUs Granted (#)	Aggregate fair value of grant date ($)
Young-Joon Kim	2/19/2021	$20.08	29,246	587,260
Theodore Kim	2/19/2021	$20.08	21,806	437,864
Woung Moo Lee	2/19/2021	$20.08	11,747	235,880
Chan Ho Park	2/19/2021	$20.08	5,035	101,103
Young Soo Woo	2/19/2021	$20.08	6,713	134,797

			Financial PSUs
			Threshold	Target	Maximum
Name	Grant Date	FV of Grant Date ($) (at Target)	Shares (#)	Shares (#)	Shares (#)
Young-Joon Kim	2/19/2021	1,224,097	30,481	60,961	91,442
Theodore Kim	2/19/2021	306,501	7,632	15,264	22,896
Woung Moo Lee	2/19/2021	165,118	4,112	8,223	12,335
Chan Ho Park	2/19/2021	70,762	1,762	3,524	5,286
Young Soo Woo	2/19/2021	94,376	2,350	4,700	7,050

			TSR PSUs
			Threshold	Target	Maximum	Supermaximum
Name	Grant Date	FV of Grant Date ($) (at Target)	Shares (#)	Shares (#)	Shares (#)	Shares (#)
Young-Joon Kim	2/19/2021	524,610	13,063	26,126	39,189	52,252
Theodore Kim	2/19/2021	131,343	3,271	6,541	9,812	13,082
Woung Moo Lee	2/19/2021	70,762	1,762	3,524	5,286	7,048
Chan Ho Park	2/19/2021	30,321	755	1,510	2,265	3,020
Young Soo Woo	2/19/2021	40,421	1,007	2,013	3,020	4,026

The vesting of the Financial PSUs granted in 2021 was based on the actual level of achievement for three corporate financial performance metrics— revenue, gross profit margin and Adjusted EBITDA. Achievement at or above the maximum level of achievement for each performance goal would result in a maximum payout of 150% of the portion of the named executive officer’s target level award attributable to that performance goal, while achievement below the threshold level of achievement for each performance goal would result in no payout for the portion of the named executive officer’s target level award attributable to that performance goal. In February 2022, the Committee determined that the overall achievement of the performance goals against the performance metrics approved by the Board was at 87.6% of target as shown in the below table, which resulted in the issuance of the following numbers of shares of common stock to our named executive officers: 53,402 shares to Mr. YJ Kim, 13,372 shares to Mr. T. Kim 7,204 shares to Mr. WM Lee, 3,088 shares to Mr. CH Park and 4,118 shares to Mr. YS Woo.

Performance Metrics	Goal Weighting	Threshold	Target	Maximum	2021 Achievement	Vesting Ratio by Category	Weighed Vesting Ratio
Revenue (in millions)	33.33%	$518.5	$535.5	$552.5	$474.2	0.0%	0.0%
Gross Profit Margin (as % of revenue)	33.33%	28.20%	29.50%	31.60%	32.38%	150.0%	50.0%
Adjusted EBITDA (in millions)	33.33%	$64.8	$69.5	$74.3	$70.7	112.8%	37.6%

							87.6%

The performance metric of the 2021 TSR PSUs is the three-year TSR relative to the S&P Semiconductor Index. In structuring the relative TSR calculation and selecting the index, the Committee wanted to compare our stock price performance to that of a large, steady-state sampling of semiconductor companies on a basis designed to eliminate any short-term aberrations in stock price at the start or the end of the performance period.

As of December 31, 2021, the performance period applicable to the TSR PSUs granted in 2019 (the “2019 TSR PSUs”) ended. The performance metrics applicable to the 2019 TSR PSUs were the same as those described above with respect to the 2021 TSR PSUs. In February 2022, based on such performance metrics, the Committee determined the vesting percentage of the 2019 TSR PSUs to be 80.0%, as the Company recorded a TSR of 175.02% for the performance period, placing it at the 50th percentile within the S&P Semiconductor Index, versus a target of 60th percentile, which resulted in the issuance of the following numbers of shares of common stock to our named executive officers: 19,104 shares to Mr. YJ Kim, 5,400 shares to Mr. T. Kim, and 5,640 shares to Mr. WM Lee.

Health and Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit plans that are generally provided to all full-time employees, and on the same basis as all of our full-time employees in the country in which they are resident. These benefits include individual health insurance (medical, dental, and vision), group personal accident insurance and group business travel insurance.

Perquisites and Other Benefits

We provide the named executive officers with perquisites and other benefits, including expatriate benefits, which the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Generally, perquisites are determined based upon what the Committee considers to be customary perquisites offered by our select peer group and are not based upon a median cost for specific perquisites or for the perquisites in aggregate. The Committee determines the level and types of expatriate benefits for the named executive officers based on local market surveys taken by our human resources group. These surveys are not limited to our select peer group, but include a broad range of companies based outside of Korea but with significant operations in Korea. Attributed costs of the personal benefits for the named executive officers are set forth in the Summary Compensation Table below. Consistent with the industry practice of hiring key expatriate executives and relocating such executives to a foreign country, like Korea, the provision of expatriate benefits to key expatriate executives allows us to retain key personnel on expatriate assignments and minimize any financial impacts associated with such assignments.

Mr. YJ Kim and Mr. T. Kim were expatriates during 2021 and received expatriate benefits commensurate with market practice in Korea. The Committee determined the appropriate benefits for each expatriate in accordance with internal policies approved by our Board from time to time, which included housing allowances, relocation and repatriation allowances, insurance premiums, reimbursement for the use of a car, home leave flights, living expenses, children’s tuition allowances, tax equalization payments and tax advisory services.

Employment Agreements and Post-Employment Severance Benefits

As of December 31, 2021, each of our named executive officers other than Mr. YS Woo was party to an employment or severance agreement that provides for certain payments upon his termination of employment and/or a change in control of the Company and that is intended to align the interests of the executives and stockholders if a transaction were to occur. Please see the section below entitled “Potential Payments Upon Termination or Change in Control” for further discussion of those benefits. We believe that the use of severance arrangements appropriately mitigates some of the risk that exists for executives working in our highly competitive industry and allows the executives to focus on our business objectives. In connection with Mr. YS Woo’s resignation and termination of his executive service agreement with the Company and Magnachip Semiconductor, Ltd., our Korean subsidiary (“MSK”), effective December 31, 2021, Mr. YS Woo, the Company and MSK entered into a separation agreement dated as of December 29, 2021 (the “Woo Separation Agreement”). Please see the section below entitled “Potential Payments Upon Termination or Change in Control” for further discussion of the Woo Separation Agreement.

Pursuant to the Employee Retirement Benefit Security Act, certain executive officers residing in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. For purposes of this section, we call this benefit “statutory severance.” The base statutory severance is approximately one month of base salary per year of service. Each of our named executive officers accrued statutory severance in 2021.

Clawback Policy

The Company has adopted a clawback policy that applies to incentive compensation approved, awarded or granted to our current and former executive officers, including our named executive officers, following the adoption of the policy in 2017. Under the clawback policy, if we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws and the Board determines that a covered executive officer has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties as an executive officer of the Company that contributed to the noncompliance, the Board may require reimbursement or forfeiture of any excess incentive compensation that is received by any covered executive officer during the three completed fiscal years preceding the date on which the Company is required to prepare such accounting restatement.

Securities Trading Policy

The Company has adopted the Securities Trading Policy which applies to all of directors, officers and employees of the Company, to describe the standards concerning the handling of non-public information relating to the Company and the buying and selling of securities of the Company. The policy prohibits engaging in pledging, short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company. The policy also strongly discourages speculative hedging transaction where even long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least twelve (12) months and relate to stock or options held by the individual) is only permitted after being pre-cleared with the Company’s General Counsel.

Stock Ownership Guidelines

Effective July 12, 2018, we adopted the Executive Officer and Director Stock Ownership Policy, or Stock Ownership Policy, that is applicable to our non-employee directors and our executive officers. The Stock Ownership Policy requires that:

•

The Chairman of the Board hold equity in the Company with a value equal to the lesser of (i) three times his or her then current annual Board and Chairman cash retainer and (ii) three times his or her initial annual Board and Chairman cash retainer paid at the time he or she became subject to the Stock Ownership Policy as the Chairman of the Board;

•

Non-employee directors hold equity in the Company with a value equal to the lesser of (i) three times the non-employee director’s annual Board cash retainer and (ii) three times his or her initial annual Board cash retainer paid at the time he or she became subject to the Stock Ownership Policy as a director of the Company;

•

The Chief Executive Officer owns equity in the Company equal to the lesser of (i) five times his or her then current annual base salary and (ii) five times his or her annual base salary paid at the time he or she became subject to the Stock Ownership Policy as the Chief Executive Officer of the Company; and

•

All other covered executives own equity in the Company equal to the lesser of (i) two times his or her annual base salary and (ii) two times his or her annual base salary as of the date such individual’s entered into their role that made them subject to the Stock Ownership Policy.

The Stock Ownership Policy provides that an individual subject to the policy is required to be in compliance with the minimum equity ownership requirement by the later of the five-year anniversary of the implementation date of the Stock Ownership Policy and the five-year anniversary of such individual’s entrance into their role that made them subject to the Stock Ownership Policy.

The Stock Ownership Policy provides that shares of our common stock directly owned by covered executives and directors, vested, but not settled, restricted stock units, 50% of any vested unexercised options, shares owned jointly with a spouse and shares of our common stock held in a trust established by a covered executive or director for the benefit of the such covered executive or director and/or family members will count towards satisfying the minimum equity ownership requirement of the Stock Ownership Policy.

Accounting Considerations

The Committee considers the accounting impact of equity awards when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. However, accounting cost is just one factor considered when designing such compensation plans and arrangements for our executive officers and other employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above under “Compensation Discussion and Analysis” with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act and shall not be incorporated by reference in any of our other filings under the Securities Act or Exchange Act except to the extent we specifically incorporate this report therein.

Members of the Committee:

Camillo Martino, Chair

Gary Tanner

Kyo-Hwa (Liz) Chung

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2021, 2020 and 2019, of our named executive officers:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Young-Joon Kim Chief Executive Officer	2021	557,136	1,576,245		2,335,967		68,656	1,034,781	(5)	5,572,785
	2020	556,399	125,000	—	1,486,335	—	26,089	757,844		2,951,667
	2019	557,863	—	—	967,936	—	57,012	580,075		2,162,886

Theodore Kim	2021	329,846	801,724		875,709		40,016	443,141	(6)	2,490,436
Chief Compliance Officer, General Counsel and Secretary	2020	329,410	74,250	—	539,350	—	16,096	333,954		1,293,060
	2019	330,277	—	—	547,200	—	33,310	274,684		1,185,471

Woung Moo Lee	2021	306,158	127,203		471,760		25,827	47,360	(7)	978,307
General Manager of Worldwide Sales	2020	296,913	57,527	—	406,210	—	24,350	38,645		823,644
	2019	300,513	—	—	571,520	—	25,035	36,957		934,025

Chan Ho Park	2021	329,846	118,306		202,186		29,353	165,052	(8)	844,743
General Manager of Power Solutions	2020	192,203	28,943	—	166,350	—	15,344	189,747		592,586

Young Soo Woo	2021	297,418	102,976		269,594		24,847	33,613	(9)	728,448
Former Chief Financial Officer	2020	176,244	28,121	—	193,140	—	16,141	16,907		430,552

Note: A monthly average exchange rate was used to convert amounts in the above table that were originally paid in Korean won.

(1)

The base salary amounts for Messrs. YJ Kim, T. Kim and CH Park in this table differ from the contractual base salary amounts described in the section above subtitled “Compensation Discussion and Analysis—Annual Base Salary” due to fluctuation in the exchange rate between U.S. dollars and Korean won during the year. The increase in base salary amounts between 2020 and 2021 is also a result of fluctuation in the exchange rate between 2020 and 2021. CH Park’s base salary in 2020 was calculated based on his service with the Company from his date of hire on June 1, 2020 through December 31, 2020.

(2)

Represents cash bonuses earned by the applicable named executive officer in 2021. See the section subtitled “Compensation Discussion and Analysis” for a description of the short-term cash incentive amounts paid in 2021.

(3)

The amount reported represents the aggregate grant date fair value of RSUs and PSUs granted to our named executive officers in 2021, 2020 and 2019, determined in accordance with FASB ASC 718. Such grant date fair value does not take into account any estimated forfeitures. The amount reported in this column reflects the accounting cost for these RSUs and PSUs and does not correspond to the actual economic value that may be received by the applicable NEO upon the vesting/settlement of the RSUs or any sale of the underlying shares of common stock. The Financial PSUs and the TSR PSUs are reported here at the target performance level based on the probable outcome of such performance conditions. When calculated at the maximum performance level (which is referred to as “supermaximum” with respect to the TSR PSUs), the amount of the PSUs in 2021 would be $2,885,376 for Mr. YJ Kim, $722,438 for Mr. T. Kim, $389,211 for Mr. WM Lee, $166,784 for Mr. CH Park and $222,406 for Mr. YS Woo. See the section subtitled “Compensation Discussion and Analysis—Long-Term Equity Incentives” for further information.

(4)

Consists of statutory severance accrued for each years ended December 31, 2021, 2020 and 2019, as applicable. See the section below subtitled “Pension Benefits for the Fiscal Year Ended December 31, 2021” for a description of the statutory severance benefit.

(5)

Includes the following personal benefits paid to Mr. YJ Kim for 2021: (a) $198,043 for Mr. YJ Kim’s housing lease; (b) $6,113 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $71,618 for health insurance premiums; (d) $5,431 for accident insurance and business travel insurance premiums; (e) $26,939 for annual cash special allowance (the amount reported in this table differs from the $27,000 contractual annual cash special allowance due to fluctuation in the exchange rate between U.S. dollars and Korean won during the year); (f) $13,577 for car and driver expense (including personal use of a car service provided by the Company); (g) $19,709 for tax consulting expense; (h) $21,374 for living expense; (i) $10,765 for moving expense; (j) $2,156 for meal allowance, welfare points etc.; (k) $93,092 of reimbursement for the difference between the actual tax Mr. YJ Kim already paid and the hypothetical tax he had to pay for the fiscal year 2021; and (l) $565,964 for reimbursement of Korean tax.

(6)

Includes the following personal benefits paid to Mr. T. Kim for 2021: (a) $58,454 for Mr. T. Kim’s housing lease; (b) $14,912 for Mr. T. Kim’s home leave flights; (c) $50,574 for health insurance premiums; (d) $1,304 for accident insurance and business travel insurance premiums; (e) $3,198 for personal use of a car service provided by the Company; (f) $13,434 for tax consulting expense; (g) $4,564 for living expense; (h) $2,025 for meal allowance, welfare points and fitness allowance; (i) $42,095 of reimbursement for the difference between the actual tax Mr. T. Kim already paid and the hypothetical tax he had to pay for the fiscal year 2021; and (j) $252,582 for reimbursement of Korean tax.

(7)

Includes the following personal benefits paid to Mr. WM Lee for 2021: (a) $38,968 for health insurance premiums; (b) $3,010 for personal use of a car service provided by the Company; (c) $1,906 for private pension; (d) $1,267 for medical check for spouse; and (e) $2,209 for meal allowance, welfare points, medical expense support and fitness allowance.

(8)

Includes the following personal benefits paid to Mr. CH Park for 2021: (a) $72,466 for health insurance premiums; (b) $2,541 for personal use of a car service provided by the Company; (c) $79,963 for special bonus (the amount reported in this table differs from the $80,000 contractual special bonus due to fluctuation in the exchange rate between U.S. dollars and Korean won during the year); (d) $6,748 for tax consulting expense; (e) $1,267 for medical check for spouse; and (f) $2,068 for meal allowance, welfare points etc.

(9)

Includes the following personal benefits paid to Mr. YS Woo for 2021: (a) $22,348 for health insurance premiums; (b) $2,514 for personal use of a car service provided by the Company; (c) $5,979 for reimbursement of tuition expenses for Mr. YS Woo’s children; (d) $1,267 for medical check for spouse; and (e) $1,505 for meal allowance, welfare points and medical expense support. See the sections below subtitled “Pension Benefits for the Fiscal Year Ended December 31, 2021” and “Separation Agreement” for a description of the severance payments and benefits payable to Mr. YS Woo.

Grants of Plan-Based Awards Table for Fiscal Year 2021

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2021. See the section subtitled “Compensation Discussion and Analysis—Long-Term Equity Incentives” for further information.

			Estimated Future Payouts Under Equity Incentive Plan Awards (#)				All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold	Target	Maximum
Young-Joon Kim	2/19/2021	(1)					29,246	587,260
	2/19/2021	(2)	30,481	60,961	91,442			1,224,097
	2/19/2021	(3)	13,063	26,126	52,252	(4)		524,610

Theodore Kim	2/19/2021	(1)					21,806	437,865
	2/19/2021	(2)	7,632	15,264	22,896			306,501
	2/19/2021	(3)	3,271	6,541	13,082	(4)		131,343

Woung Moo Lee	2/19/2021	(1)					11,747	235,880
	2/19/2021	(2)	4,112	8,223	12,335			165,118
	2/19/2021	(3)	1,762	3,524	7,048	(4)		70,762

Chan Ho Park	2/19/2021	(1)					5,035	101,103
	2/19/2021	(2)	1,762	3,524	5,286			70,762
	2/19/2021	(3)	755	1,510	3,020	(4)		30,321

Young Soo Woo	2/19/2021	(1)					6,713	134,797
	2/19/2021	(2)	2,350	4,700	7,050			94,376
	2/19/2021	(3)	1,007	2,013	4,026	(4)		40,421

(1)	Represents the RSUs granted during fiscal year 2021 to our named executive officers. Further information on the RSU awards can be found in the “Compensation Discussion & Analysis” section above.
(2)

Represents the Financial PSUs granted during fiscal year 2021 to our named executive officers. The Compensation Committee is required to certify the actual amount earned for each performance goal for the performance period, within 60 days following the end of the performance period. Upon such determination, the applicable portion of the units corresponding to the payout percentage vests, subject to the satisfaction of the Continued Service Condition. Further information on the Financial PSUs can be found in the “Compensation Discussion & Analysis” section above.

(3)

Represents the TSR PSUs granted during fiscal year 2021 to our named executive officers. The Compensation Committee is required to certify the actual amount earned for each performance goal, within 60 days following the end of the performance period. Upon such determination, the applicable portion of the units corresponding to the payout percentage vests, subject to the satisfaction of the Continued Service Condition. Further information on the Financial PSUs can be found in the “Compensation Discussion & Analysis” section above.

(4)

Represents in the “Supermaximum” performance level. The TSR payout percentage is represented by four performance levels: “Threshold,” “Target,” “Maximum” and “Supermaximum.” Supermaximum is achieved only if Magnachip ranks first in the TSR Index and the applicable payout percentage is 200%. The payout percentage is 150% for “Maximum” performance.

(5)

Represents the grant date fair value of each equity-based award as determined in accordance with FASB ASC 718. For the performance-based equity awards, the amounts are reported at the target performance level.

Severance Agreements with Our Named Executive Officers

In 2021, we maintained severance or employment agreements with each of our named executive officers that, among other benefits, provide for payments upon termination or a change in control. For more information about the terms of these agreements and benefits, see the section below entitled “Potential Payments Upon Termination or Change in Control”.

Equity Compensation Plans

For more information about the terms of our equity compensation plans, see the section below entitled “Equity Compensation Plan Summary”.

Outstanding Equity Awards at Fiscal Year End 2021

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2021. Please see the section below entitled “Potential Payments Upon Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Young-Joon Kim	5/6/2013	200,000	—	15.96	5/6/2023
	6/9/2015	90,610	—	7.64	6/9/2025
	3/11/2016	45,305	—	5.53	3/11/2026

Theodore Kim	10/26/2013	50,000	—	21.79	10/26/2023
	6/9/2015	51,740	—	7.64	6/9/2025
	3/11/2016	25,870	—	5.53	3/11/2026

Woung Moo Lee	11/1/2013	50,000	—	19.56	11/1/2023
	6/9/2015	43,940	—	7.64	6/9/2025
	3/11/2016	25,870	—	5.53	3/11/2026

Chan Ho Park	—	—	—	—	—

Young Soo Woo	—	—	—	—	—

		Stock Awards (3)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Young-Joon Kim	5/7/2020	10,836	(5)	227,231	29,040		608,969
	2/19/2021	19,498	(6)	408,873	26,126		547,862

Theodore Kim	5/7/2020	6,667	(5)	139,807	6,000		125,820
	2/19/2021	14,538	(6)	304,862	6,541		137,165

Woung Moo Lee	5/7/2020	5,834	(5)	122,339	5,250		110,093
	2/19/2021	7,832	(6)	164,237	3,524		73,898

Chan Ho Park	6/1/2020	10,000	(7)	209,700	—		—
	2/19/2021	3,357	(6)	70,396	1,510		31,665

Young Soo Woo	2/19/2021	0	(6)	0	671	(8)	14,071

(1)	Represents the market value of RSUs based on our closing per share price of $20.97 on December 31, 2021, the last trading day of 2021.

(2)

Represents unvested TSR PSUs granted on May 7, 2020 and February 19, 2021 for Mr. YJ Kim, Mr. T. Kim and Mr. WM Lee, and TSR PSUs granted on February 19, 2021 for Mr. CH Park and Mr. YS Woo at target performance level. The TSR PSUs will vest based on achievement of the TSR performance goal over the 2020-2022 performance period (for the 2020 grants) and 2021-2023 performance period (for the 2021 grants), subject to the completion of the Continued Service Condition.

(3)

Does not include TSR PSUs granted on October 22, 2019 for Mr. YJ Kim, Mr. T. Kim and Mr. WM Lee and Financial PSUs granted on February 19, 2021 for Mr. YJ Kim, Mr. T. Kim, Mr. WM Lee, Mr. CH Park and Mr. YS Woo. Payout percentages for those PSUs were determined on February 18, 2022. See “Compensation Discussion and Analysis—Sources of Market Data—Long-term Equity Incentives” for additional details.

(4)	Represents the market value of TSR PSUs at target performance level based on our closing per share price of $20.97 on December 31, 2021, the last trading day of 2021.
(5)

RSUs vest over three years in three equal annual installments, subject to executive’s continued employment through each applicable vesting date. Represents the third installment, scheduled to vest on December 31, 2022.

(6)

RSUs vest over three years in three equal annual installments, subject to executive’s continued employment through each applicable vesting date. Represents the second and third installments, scheduled to vest on December 31, 2022 and December 31, 2023.

(7)

Represents the second and third installments of unvested RSUs granted on June 1, 2020 for Mr. CH Park that vest over a period of three years at a rate of one-third (1/3) of the total granted RSUs vesting on each anniversary of the date of the grant.

(8)

Represents a pro-rated number of unvested TSR PSUs granted on February 19, 2021 for Mr. YS Woo. See the section below subtitled “Separation Agreement” for a description of the treatment of Mr. YS Woo’s TSR PSUs.

Option Exercises and Stock Vested

The following table shows information regarding the vesting of stock awards held by our named executive officers in 2021. None of our named executive officers exercised stock options during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(6)		Value Realized on Vesting ($)(5)(6)
Young-Joon Kim	—	—	89,022		1,790,825
Theodore Kim	—	—	42,575	(2)	866,392
Woung Moo Lee	—	—	29,955		614,422
Chan Ho Park	—	—	6,678	(3)	150,788
Young Soo Woo	—	—	11,737	(4)	266,525

(1)

Represents the sum of (i) RSUs that vested on December 31, 2021 and (ii) Financial PSUs earned based on Company performance in 2020 and that vested and were settled on February 16, 2021. These Financial PSUs were previously reported in this table for the year ended 2020.

(2)	Includes RSUs that vested on March 1, 2021.
(3)	Includes RSUs that vested on June 1, 2021.
(4)	Includes RSUs that vested on May 25, 2021.
(5)	Represents the sum of the value of (i) vested RSUs and (ii) Financial PSUs as of the vesting date, based on our closing per share price on each vesting date.

(6)

The share numbers and values set forth in these two columns do not take into account the shares that were withheld from the named executive officers to pay applicable withholding taxes. The below table shows the number of shares, with their values calculated as of the vesting date, that were withheld by the Company in order to pay applicable withholding taxes on behalf of our named executive officers:

	Stock Awards
Name	Number of Shares Withheld (#)	Value of Shares Withheld ($)
Young-Joon Kim	32,940	662,643
Theodore Kim	15,754	320,591
Woung Moo Lee	14,134	290,247
Chan Ho Park	—	—
Young Soo Woo	2,606	54,648

Pension Benefits for the Fiscal Year Ended December 31, 2021

In addition to the severance benefits described above, pursuant to the Employee Retirement Benefit Security Act of Korea, certain executive officers residing in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. The base statutory severance accrues at the rate of approximately one month of base salary per year of service and is calculated on a monthly basis based upon the executive’s salary for the prior three-month period. Accordingly, if the named executive officer’s employment with the Company terminated on the last day of our fiscal year ended December 31, 2021, they would have been entitled to the statutory severance payments described below. The accumulated amounts under the statutory severance scheme are paid in a lump sum upon the executive’s separation. Assuming no change in the applicable law, each of these executives will continue to accrue additional statutory severance benefits at the rate described above until his or her service with us terminates.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year($)
Young Joon Kim	Statutory Severance	9	401,364	—
Theodore Kim	Statutory Severance	9	226,199	—
Woung Moo Lee	Statutory Severance	9	200,923	—
Chan Ho Park	Statutory Severance	2	43,412	—
Young Soo Woo	Statutory Severance	2	39,834	—

(1)	The value reported in this column represents the accumulated amount of the benefit for each executive based on the formula described above of one month of base salary per year of credited service.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are each party to an employment or severance agreement that provides for post-employment or change in control benefits. The terms “cause”, “good reason”, “disability” and “change in control” used below have the meanings given to them in the applicable CEO Agreement or Other Executive Agreement (each as defined below).

Employment Agreements

On April 26, 2018, the Company entered into a new employment agreement with Mr. YJ Kim that superseded his prior severance and employment agreements (the “CEO Agreement”). In October of 2018, the

Company entered into similar arrangements with Mr. WM Lee and Mr. T. Kim that replaced their prior severance agreements and offer letters (the “Other Executive Agreements”). In June 2020, the Company entered into an employment agreement with Mr. CH Park in a form substantially similar to the Other Executive Agreements.

Under the CEO Agreement, Mr. YJ Kim is entitled to severance payments and benefits upon certain qualifying terminations of his employment with the Company. Upon termination of his employment by the Company without “cause” or his resignation for “good reason”, in each case not in connection with a “change in control” (each, a “Non CIC Termination”), he is entitled to receive (i) 24 months of continued base salary (as then in effect or in effect prior to any diminution constituting “good reason”) (the “Salary Payment”), (ii) a pro rata bonus based on actual performance (if such termination occurs after June 30 of the year of termination), (iii) a lump-sum payment equal to the cost of 12 months of Company-paid medical, dental and vision insurance premiums (the “Insurance Payment”), (iv) 90 days’ continuation of his expatriate benefits, and (v) to the extent that he is eligible to receive such payments as part of the expatriate benefits, the repatriation allowance and expenses. Further Mr. YJ Kim will vest in all unvested equity awards in accordance with the terms of our equity plan and the applicable award agreements.

If, during a period of time that (x) the Company is party to a definitive corporate transaction agreement the consummation of which would result in a “change in control” or (y) is within 18 months following a “change in control”, Mr. YJ Kim’s employment is terminated by the Company without “cause”, by Mr. YJ Kim for “good reason” (each, a “CIC Termination”) or by reason of his death or “disability”, then he will be entitled to the severance payments described above, provided that (A) the Salary Payment shall be a lump sum payment equal to two times the sum of (1) his base salary (as then in effect or in effect prior to any diminution implicating “good reason”) and (2) his annual bonus (as then in effect or in effect prior to any diminution implicating “good reason”, but in no event greater than 100% of his base salary) and (B) the Insurance Payment will be in respect of 18 months rather than 12 months. Further, Mr. YJ Kim will vest in all equity awards in accordance with the terms of our equity plan and the applicable award agreements.

Mr. YJ Kim’s right to receive any “change in control” or other severance payments provided in the CEO Agreement is subject to his execution of a release of claims against us and his compliance with certain restrictive covenants.

The Other Executive Agreements provide that the applicable executive will be entitled to severance payments and benefits upon certain qualifying terminations of his employment with the Company. In the event that the applicable executive incurs a Non CIC Termination, he will be entitled to (i) 12 months of continued base salary for Mr. T. Kim and Mr. WM Lee and 6 months of continued base salary for CH Park (as then in effect or in effect prior to any diminution constituting “good reason”) (the “Other Executive Salary Payment”), (ii) a pro rata bonus based on actual performance (if such termination occurs after June 30 of the year of termination) (together with the Other Executive Salary Payment, the “Other Executive Severance Payment”), (iii) vesting of all equity awards in accordance with the terms of our equity plan and the applicable award agreements. Further, Mr. T. Kim would receive a lump sum payment equal to the cost of 12 months of Company-paid medical, dental and vision insurance premiums, 90 days’ continuation of his expatriate benefits, and, to the extent that he is eligible to receive such payments as part of his expatriate benefits, a repatriation allowance in the amount of one month’s base salary and certain repatriation expenses as described in his agreement.

In the event that Mr. WM Lee or Mr. T. Kim incurs a CIC Termination, then the applicable executive will be entitled to the severance payments described above, provided that the Severance Payment instead will equal one and one-half times the executive’s base salary (as then in effect or in effect prior to any diminution implicating “good reason”), while Mr. CH Park will be entitled to 12 months of base salary as described above; and provided further, that if the date of termination occurs after June 30 of the calendar year in which the date of termination occurs, Mr. T. Kim will also receive an amount equal to an additional month of base salary for each month that has passed since July 1 through the date of termination (rounding up for any partial months), which will be payable in a lump sum on the sixtieth (60th) day following the date of termination. Further, the applicable executive will vest in all equity grants in accordance with the terms of our equity plan and the applicable award agreements.

The applicable executive’s rights to receive any “change in control” or other severance payments under the Other Executive Agreements is subject to the applicable executive’s execution of a release of claims against us and his compliance with certain restrictive covenants.

The following tables present our estimate of the dollar value of the payments and benefits payable to our named executive officers upon the occurrence of certain terminations of their employment and upon a change in control, assuming that each such event occurred on December 31, 2021, and assuming a closing per share price of $20.97 on December 31, 2021, the last trading day of 2021. The disclosure in the following table does not include:

•	any accrued benefits that were earned and payable as of December 31, 2021; or

•	payments and benefits to the extent they are provided generally to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Young-Joon Kim

	Cash Severance Payment ($)(1)		Value of Equity Award Acceleration ($)		Continuation of Benefits and Perquisites ($)(2)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	1,514,445		2,367,723	(4)	372,398	(7)	4,254,566
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	2,229,584	(3)	3,572,051	(5)	408,207	(8)	6,209,842
Termination By the Company for Cause / By Executive without Good Reason	—		—		—		—
Change in Control (without termination of employment)	—		3,572,051	(6)	—		3,572,051

(1)

Represents cash severance payments payable pursuant to the CEO Agreement (including a pro rata bonus based on actual performance). See “Potential Payments Upon Termination or Change in Control” for additional information.

(2)

Represents continuation of benefits and perquisites pursuant to the CEO Agreement and our expatriate benefit policy. See “Potential Payments Upon Termination or Change in Control” and “—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2021 benefits.

(3)	Mr. YJ Kim would also receive such benefits upon a termination as a result of his death or disability that occurs in connection with a change in control.
(4)

Represents the value of Mr. YJ Kim’s 2019, 2020 and 2021 TSR PSUs and 2021 Financial PSUs that remain eligible to vest, based on the Continued Service Condition and the assumed termination date. More specifically, he would remain eligible to vest in the full number of his 2019 TSR PSUs and 2021 Financial PSUs, two-thirds of his 2020 TSR PSUs and one-third of his 2021 TSR PSUs based on actual performance. This column assumes vesting at target performance level.

(5)

Represents the value of immediate vesting of all RSUs granted after January 1, 2020. Mr. YJ Kim would also vest in his outstanding PSUs at the target level of achievement at the time of the change of control. Mr. YJ Kim would also receive accelerated vesting of his RSUs upon his death or disability that occurs in connection with a change in control.

(6)

Assumes that the Committee exercised its discretion to fully accelerate all equity awards in connection with the transaction under the 2011 Plan and the 2020 Plan. Represents the value of accelerated vesting of unvested RSUs and PSUs (assuming the PSUs vest at target performance level).

(7)

Includes the following continuation of benefits and perquisites for Mr. YJ Kim: (a) $48,833, which is housing expenses for Mr. YJ Kim’s housing lease; (b) $1,507 for reimbursement of tuition expenses for Mr. YJ Kim’s children; (c) $71,618 for health insurance premiums; (d) $46,450 for repatriation allowance; (e) $28,005 for repatriation expense; (f) $13,478 for living expense, tax consulting fee and car service provided by the Company; (g) $22,954 of reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (h) $139,553 for estimated reimbursement of Korean tax.

(8)

Same as the total amount of Note (7) except this amount includes an additional $35,809 representing the employer cost of insurance premiums for an additional 6 months of insurance coverage. Mr. YJ Kim would also receive such benefits upon a termination as a result of his death or disability that occurs in connection with a change in control.

Theodore Kim

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)		Continuation of Benefits and Perquisites ($)(2)		Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	507,458	591,249	(3)	224,050	(6)	1,322,757
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	660,000	1,169,288	(4)	224,050	(6)	2,053,338
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—		—		—
Change in Control (without termination of employment)	—	1,169,288	(5)	—		1,169,288

(1)	Represents cash severance payments payable pursuant to the applicable Other Executive Agreement. See “Potential Payments Upon Termination or Change in Control” for additional information.
(2)

Represents continuation of benefits and perquisites pursuant to the applicable Other Executive Agreements and our expatriate benefit policy. See “Potential Payments Upon Termination or Change in Control” and “Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. Calculated assuming benefits for the applicable period will have the same dollar value as corresponding 2021 benefits.

(3)

Represents the value of Mr. T. Kim’s 2019, 2020 and 2021 TSR PSUs and 2021 Financial PSUs that remain eligible to vest, based on the Continued Service Condition and the assumed termination date. More specifically, he would remain eligible to vest in the full number of his 2019 TSR PSUs and 2021 Financial PSUs, two-third of his 2020 TSR PSUs and one-third of his 2021 TSR PSUs based on actual performance. This column assumes vesting at target performance level.

(4)

Represents the value of immediate vesting of all RSUs granted after January 1, 2020. Mr. T. Kim would also vest in his outstanding PSUs at the target level of achievement at the time of the change of control.

(5)

Assumes that the Committee exercised its discretion to fully accelerate all equity awards in connection with the transaction under the 2011 Plan and the 2020 Plan. Represents the value of accelerated vesting of unvested RSUs and PSUs (assuming the PSUs vest at target performance level).

(6)

Includes the following continuation of benefits and perquisites for Mr. T. Kim: (a) $14,413 for housing expenses for Mr. T. Kim’s housing lease; (b) $3,677 for Mr. T. Kim’s home leave flights; (c) $50,574 for health insurance premiums; (d) $27,500 for repatriation allowance; (e) $50,000 for repatriation expense; (f) $5,227 for other personal benefits (including personal use of a car service provided by the Company, living expenses and tax consulting fee); (g) $10,379 of estimated reimbursement for the difference between the actual tax and the hypothetical tax he will pay for the applicable fiscal year; and (h) $62,280 for estimated reimbursement of Korean tax.

Woung Moo Lee

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)		Continuation of Benefits and Perquisites ($)	Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	433,361	418,310	(2)	—	851,671
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	459,237	790,842	(3)	—	1,250,079
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—		—	—
Change in Control (without termination of employment)	—	790,842	(4)	—	790,842

(1)	Represents cash severance payments payable pursuant to the applicable Other Executive Agreement. See “Potential Payments Upon Termination or Change in Control” for additional information.
(2)

Represents the value of Mr. WM Lee’s 2019, 2020 and 2021 TSR PSUs and 2021 Financial PSUs that remain eligible to vest, based on the Continued Service Condition and the assumed termination date. More specifically, he would remain eligible to vest in the full number of his 2019 TSR PSUs and 2021 Financial PSUs, two-thirds of his 2020 TSR PSUs and one-third of his 2021 TSR PSUs based on actual performance. This column assumes vesting at target performance level.

(3)

Represents the value of all RSUs granted after January 1, 2020. Mr. WM Lee would also vest in the PSUs that remained eligible to vest at the target level of achievement at the time of the change of control.

(4)

Assumes that the Committee exercised its discretion to fully accelerate all equity awards in connection with the transaction under the 2011 Plan and the 2020 Plan. Represents the value of accelerated vesting of unvested RSUs and PSUs (assuming the PSUs vest at target performance level).

Chan Ho Park

	Cash Severance Payment ($)(1)	Value of Equity Award Acceleration ($)		Continuation of Benefits and Perquisites ($)	Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	283,306	145,637	(2)	—	428,943
Termination By the Company Without Cause / By Executive for Good Reason, In Connection With a Change in Control	330,000	385,681	(3)	—	715,681
Termination By the Company for Cause / By Executive without Good Reason / Disability / Death	—	—		—	—
Change in Control (without termination of employment)	—	385,681	(4)	—	385,681

(1)	Represents cash severance payments payable pursuant to the Executive Service Agreement. See “Potential Payments Upon Termination or Change in Control” for additional information.
(2)

Represents the value of Mr. CH Park’s RSUs granted on June 1, 2020 (“June RSUs”), 2021 TSR PSUs, and 2021 Financial PSUs that remain eligible to vest. More specifically, he would remain eligible to vest in 58.33%

of the second tranche of his June RSUs, the full number of his 2021 Financial PSUs, and one-third of his 2021 TSR PSUs based on actual performance. This column assumes vesting at target performance level.
(3)

Represents the value of immediate vesting of all RSUs granted on or after June 1, 2020. Mr. CH Park would also vest in the PSUs that remained eligible to vest at the target level of achievement at the time of the change of control.

(4)

Assumes that the Committee exercised its discretion to fully accelerate all equity awards in connection with the transaction under the 2011 Plan and the 2020 Plan. Represents the value of accelerated vesting of unvested RSUs and PSUs (assuming the PSUs vest at target performance level).

Severance Agreement

On December 29, 2021, Young Soo Woo resigned from the position of Chief Financial Officer effective December 31, 2021. In connection with Mr. YS Woo’s resignation and termination of his executive service agreement with the Company and MSK, Mr. YS Woo, the Company and MSK entered into the Woo Separation Agreement, pursuant to which the Company agreed to the following: (i) the Company will pay Mr. YS Woo a cash severance payment equal to six times his monthly base salary, payable ratably over a period of six months after the separation date (with the first payment being paid on February 25, 2022, together with any annual bonus earned for calendar year 2021, and (ii) any outstanding unvested equity awards held by Mr. YS Woo will be treated in accordance with the terms set forth in the Company’s applicable equity incentive plan and the applicable award agreements, solely for the purpose of this clause (ii), as if Mr. YS Woo’s separation was deemed to be “termination without Cause” rather than “resignation without Good Reason” under the applicable equity incentive plan and such award agreements (collectively, the “Woo Separation Benefits”). The Woo Separation Benefits are contingent on the execution and non-revocation of the release of claims in favor of the Company, MSK, or their respective affiliates, subsidiaries, representatives and other related parties, and Mr. YS Woo’s compliance with all other terms of his confidentiality agreement and proprietary information and invention assignment agreement, the Woo Separation Agreement (including compliance with non-competition, non-solicitation, non-disparagement and other restrictive covenants). The following table quantifies the value of the foregoing payments and benefits:

Young Soo Woo

	2021 Bonus ($)(1)	Cash Severance Payment ($)(2)	Value of RSUs ($)(3)	Value of Financial PSUs ($)(4)	Value of TSR PSUs ($)(5)	Total ($)
Termination By the Company Without Cause / By Executive for Good Reason	102,976	183,455	73,395	77,336	14,071	451,233

(1)	Represents the cash bonus earned for calendar year 2021 in the amount of $102,976.
(2)	Represents the sum of (i) a cash severance payment in the amount of $143,621, which is equal to six times his monthly base salary, and (ii) statutory severance in the amount of $39,834.
(3)

Represents the value of the shares underlying the RSUs held by Mr. YS Woo and that were treated in accordance with the terms set forth in the Woo Separation Agreement, which treated Mr. YS Woo’s separation as a “termination without Cause” rather than “resignation without Good Reason”, based on the Company’s stock price of $20.97 on the December 31, 2021 vesting and settlement date.

(4)

Represents the value of the shares underlying the Financial PSUs held by Mr. YS Woo and that were treated in accordance with the terms set forth in the Woo Separation Agreement, which treated Mr. YS Woo’s separation as a “termination without Cause” rather than “resignation without Good Reason”, based on the Company’s stock price of $18.78 on the February 18, 2022 vesting and settlement date.

(5)

Represents the value of the shares underlying the TSR PSUs held by Mr. YS Woo and that were treated in accordance with the terms set forth in the Woo Separation Agreement, which treated Mr. YS Woo’s separation as a “termination without Cause” rather than “resignation without Good Reason.” More specifically, he would remain eligible to vest in one-third of his 2021 TSR PSUs based on actual performance. This column assumes vesting at target performance level, with a closing per share price of $20.97 on December 31, 2021; however, the award will vest and settle in February 2024.

CEO Pay Ratio

For the 2021 fiscal year, the ratio of the annual total compensation of Mr. YJ Kim, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 55.54 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2021 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. YJ Kim under “Summary Compensation Table”, which was $5,572,785 for the 2021 fiscal year. For purposes of this disclosure, Median Annual Compensation was $100,331, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2021 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 890 employees, representing all full-time, part-time, seasonal and temporary employees of Magnachip and its consolidated subsidiaries as of the Determination Date, but excluding Mr. YJ Kim, and, as permitted by applicable SEC rules, excluding (i) any independent contractors or “leased” workers and (ii) all of our employees located in China (18), Taiwan (2), Japan (1) and Germany (1). We then measured compensation for the period beginning on January 1, 2021 and ending on December 31, 2021 for these employees. This compensation measurement was calculated by totaling, for each employee, total cash compensation paid (including salary, wages, tips, cash bonuses and other cash compensation paid in 2021) as shown in our payroll and human resources records for 2021. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, regarding securities authorized for issuance under the Company’s compensation plans. The Company’s compensation plans include the 2020 Plan, the 2011 Plan, and the Purchase Plan. The numbers in the following table do not include options or shares that may be added to the issuable amounts under the 2020 Plan or the Purchase Plan, respectively, after December 31, 2021, in accordance with the terms of the respective plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants or rights		(b) Weighted- average exercise price of outstanding options, warrants or rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,367,746	(1)	$10.78	(1)	1,069,862	(2)
Equity compensation plans not approved by security holders	—		—		—
Total:	2,367,746				1,069,862

(1)

Comprised of (a) stock options to purchase 1,297,884 shares of common stock under the 2011 Plan, at a weighted average exercise price of $10.78 per share, (b) 1,069,862 shares of common stock subject to restricted stock units and performance restricted awards under the 2011 Plan and 2020 Plan, which are calculated at maximum performance levels. There are no outstanding securities under the suspended Purchase Plan.
(2)	Excludes 1,163,880 shares of common stock that remain available as of December 31, 2021, for future issuance under the suspended Purchase Plan.

Equity Compensation Plan Summary

MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan

In March 2011, our Board and our stockholders approved the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “2011 Plan”). Following the approval of our 2020 Equity and Incentive Compensation Plan by stockholders at the 2020 Annual Meeting of Stockholders, no further awards are to be issued under the 2011 Plan. Shares subject to awards granted under our 2011 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2020 Plan. As of December 31, 2021, there were 1,297,884 outstanding options and 400,161 outstanding RSUs and PSUs under our 2011 Plan, and no shares remained available for issuance. Awards granted under the 2011 Plan are subject to recoupment or clawback in accordance with our clawback policy. The 2011 Plan allows for withholding of shares of our common stock to cover tax withholding obligations up to an amount determined by the maximum applicable statutory rates, subject to certain limitations.

In the event of a change in control as described in the 2011 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2011 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms, and to such extent as it determines, except that the vesting of all awards held by members of our Board who are not employees will automatically be accelerated in full. The 2011 Plan also authorizes the Committee, in its discretion, and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

MagnaChip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan

On June 11, 2020, at the Annual Meeting of Stockholders, the MagnaChip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), was approved and adopted to succeed the 2011 Plan, which was otherwise set to expire in March 2021 (after which no further grants could be made thereunder). The 2011 Plan, together with the 2009 Plan, are referred to as the “Predecessor Plans.” As the 2020 Plan was approved, it made available for awards under the 2020 Plan 1,309,000 new shares of common stock, par value of $0.01 per share, of the Company (“Common Stock”). The 2020 Plan also includes the 1,149,921 shares of Common Stock that remained available for awards under the 2011 Plan as of the approval date for the 2020 Plan.

Generally, awards under the 2020 Plan are limited to 1,309,000 shares of Common Stock plus, as of the effective date of the 2020 Plan, the total number of shares of Common Stock remaining available for awards under the 2011 Plan, plus Common Stock subject to any forfeitures (or similar events) that occur under the Predecessor Plans or the 2020 Plan after the effective date of the 2020 Plan. This design means that we essentially “rolled” into the new 2020 Plan the shares that we had remaining under the 2011 Plan as of the effective date of the 2020 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.

Awards may be granted under the 2020 Plan to the Company’s employees, officers, directors, or certain consultants or those of any subsidiary of the Company. While the Company may grant incentive stock options only to employees, the Company may grant non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and cash-based awards or other stock-based awards to any eligible participant, subject to terms and conditions determined by the Compensation Committee. The term of any options granted under the 2020 Plan shall not exceed ten years from the date of grant.

The 2020 Plan includes a definition of “change in control.” In general, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the 2020 Plan): (1) any individual, entity or group is or becomes the beneficial owner of 50% or more of the combined voting power of the then-outstanding Common Stock or voting shares of the Company (subject to certain exceptions); (2) a transaction in which the stockholders immediately before the transaction do not retain ownership of more than 50% of the combined voting power of the outstanding voting securities of the Company (or the entity to which the assets of the Company were transferred); or (3) consummation of a complete liquidation or dissolution of the Company after approval of the same by the stockholders of the Company; provided, however, the transactions described in (1) or (2) above shall not constitute a change in control if a majority of the members of the board of directors of the continuing, surviving or successor entity (or parent thereof) immediately after such transaction is comprised of incumbent directors.

The Board generally may amend the 2020 Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2020 Plan) (1) would materially increase the benefits accruing to participants under the 2020 Plan, (2) would materially increase the number of securities which may be issued under the 2020 Plan, (3) would materially modify the requirements for participation in the 2020 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE, or if the Common Stock is not traded on the NYSE, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. The Board may, in its discretion, terminate the 2020 Plan at any time. Termination of the 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2020 Plan on or after the tenth anniversary of the effective date of the 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2020 Plan.

MagnaChip Semiconductor Corporation 2011 Employee Stock Purchase Plan

In March 2010, our Board approved the MagnaChip Semiconductor Corporation 2011 Employee Stock Purchase Plan (the “Purchase Plan”). Our Board amended and restated the Purchase Plan in February 2011 to reflect that the Purchase Plan would become effective in 2011 upon the commencement of our initial public offering in March 2011. The Purchase Plan was approved by our stockholders in March 2011 and became effective upon the commencement of our initial public offering in March 2011. We initially authorized and reserved 789,890 shares for sale under the Purchase Plan. However, in August 2012, the Committee suspended the Purchase Plan. The following summary describes the terms of the Purchase Plan that would be in effect if the Purchase Plan were to be removed from suspension and reinstated.

The Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2012 and continuing through and including January 1, 2021, equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) 789,980 shares, or (iii) a number of shares as our Board may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan. Because the Purchase Plan was suspended in August 2012, no annual increase in the number of shares authorized under such plan occurred on January 1, 2013 or in subsequent years.

The terms of the Purchase Plan provide that our employees and employees of any parent or subsidiary corporation designated by the Committee are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

The terms of the Purchase Plan provide that it is to be implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August, and November each year. The Committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to 95% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period, the Committee is authorized to change the purchase price discount for that offering period, but the purchase price may not be less than 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date.

No participant may purchase under the Purchase Plan in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, the Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the Committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under the Purchase Plan. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by the Committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation arrangements with directors and executive officers, there have been no transactions since January 1, 2021 (and there are no currently proposed transactions) in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Related Person Transactions Policy

Under our Related Person Transactions Policy, transactions involving our directors, executive officers, significant stockholders and other related persons that involve an amount in excess of $120,000 must be approved by the Company’s Audit Committee or, in the event it is determined that it is not practicable or desirable for the Company to wait until the next meeting of the full Audit Committee, the Chair of the Audit Committee (who possesses delegated authority to act between Audit Committee meetings). The Audit Committee (or the Chair of the Audit Committee, as applicable) will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any related person transaction. The Audit Committee (or the Chair of the Audit Committee, as applicable) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee (or the Chair of the Audit Committee, as applicable) determines in good faith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our outstanding common stock for: (1) each person or entity known to us to beneficially own more than five percent (5%) of any class of our outstanding securities; (2) each member of our Board; (3) each of our named executive officers; and (4) all of the members of our Board and current executive officers, as a group. The following tables list the number of shares and percentage of shares beneficially owned based on 44,894,385 shares of common stock outstanding as of March 15, 2022.

The amounts and percentages of equity interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of the securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o Magnachip Semiconductor, Ltd., 15F, 76 Jikji-daero, 436beon-gil, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do, 28581, Korea.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Principal Stockholders
Toronado Partners LLC(2)	2,523,636	5.6%
Oaktree Value Opportunities Fund Holdings, L.P.(3)	2,300,000	5.1%
Directors and Named Executive Officers
Kyo-Hwa (Liz) Chung(4)	14,154	*
Melvin Keating(5)	129,146	*
Ilbok Lee(6)	288,488	*
Camillo Martino(7)	147,105	*
Gary Tanner(8)	176,779	*
Young-Joon Kim(9)	646,648	1.4%
Theodore Kim(10)	257,204	*
Woung Moo Lee(11)	202,099	*
Chan Ho Park(12)	9,120	*
Shinyoung Park (13)	24,197	*
Young Soo Woo (14)	12,343	*
Directors and current Executive Officers as a group (10 persons)(15)	1,894,940	4.1%

*	Less than one percent
(1)

Includes any outstanding common stock held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of March 15, 2022.

(2)

Based on the information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2022 by Toronado Fund, L.P., Toronado Partners LLC, Toronado Capital Management LLC, and John Stephen Perkins. Toronado Fund, L.P. directly holds 2,323,636 shares of our common stock. Toronado Partners LLC acts as investment manager for the Toronado Fund, L.P., Toronado Capital Management LLC acts as general partner for Toronado Fund, L.P., and John Stephen Perkins acts as Managing Member of Toronado Partners LLC. Toronado Partners LLC, Toronado Capital Management

LLC, and John Stephen Perkins directly or indirectly control an additional 200,000 for a cumulative total of 2,523,636 shares. Each of Toronado Fund, L.P., Toronado Partners LLC, Toronado Capital Management LLC, and John Stephen Perkins may be deemed to be the beneficial owner of 2,523,636 shares of our common stock (except that Toronado Fund, L.P. may be deeded to be the beneficial owner of 2,323,636 shares of our common stock). Each of Toronado Fund, L.P., Toronado Partners LLC, Toronado Capital Management LLC, and John Stephen Perkins disclaims beneficial ownership of our shares of common stock not held directly by such reporting person. Toronado Fund, L.P. has sole voting power and sole dispositive power over 2,323,636 shares of our common stock. Each of Toronado Partners LLC, Toronado Capital Management LLC, and John Stephen Perkins has sole voting power over 2,523,636 shares of our common stock, sole dispositive power over 2,323,636 shares of our common stock and shared dispositive power over 200,000 shares of our common stock. The business address of each of Toronado Fund, L.P., Toronado Partners LLC, Toronado Capital Management LLC, and John Stephen Perkins is 44 Montgomery Street, Suite 1200, San Francisco, CA 94104.
(3)

Based on information contained in an Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2022 by each of the following entities (each an “Oaktree Entity”): Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 2,300,000 shares of our common stock; Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings; Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP; Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the sole shareholder of VOF GP Ltd.; Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I; OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I; Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I; Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VOF GP Ltd.; Oaktree Capital Management GP, LLC, a Delaware limited liability company (“Management GP”), in its capacity as the general partner of Management; Atlas OCM Holdings LLC, a Delaware limited liability company (“Atlas”), in its capacity as the sole managing member of Management GP; Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings; Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the indirect owner of the class B units of each of OCG and Atlas; Brookfield Asset Management Inc., a Canadian corporation (“BAM”), in its capacity as the indirect owner of the class A units of each of OCG and Atlas; and BAM Partners Trust, a trust formed under the laws of Ontario (“BAM Partnership”), in its capacity as the sole owner of the Class B Limited Voting Shares of BAM.

VOF Holdings directly holds 2,300,000 shares of our common stock. VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of our common stock deemed held by VOF Holdings. VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. GP I, in its capacity as the sole shareholder of VOF GP Ltd., has the ability to appoint and remove the directors and direct the management of the business of VOF GP Ltd. As such, GP I has the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of our common stock deemed held by VOF Holdings. Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by VOF Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Management, in its capacity as the sole director of VOF GP Ltd., has the ability to direct the management of VOF GP Ltd., including the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, Management may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Management GP, in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by VOF Holdings; therefore, Management GP may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. Atlas, in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business, including the power to direct the decisions of Management GP regarding the vote and disposition of securities held by VOF Holdings; therefore, Atlas may be deemed to have indirect beneficial ownership of the shares of our common stock held by VOF Holdings. OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by VOF Holdings. Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by VOF Holdings. Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of our common stock deemed held by VOF Holdings. OCGH GP, in its capacity as the indirect owner of the class B units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VOF Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of our common stock held by VOF Holdings. BAM, in its capacity as the indirect owner of the class A units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VOF Holdings; therefore BAM may be deemed to have indirect beneficial ownership of the shares of our common stock held by VOF Holdings. BAM Partnership, in its capacity as the sole owner of Class B Limited Voting Shares of BAM, has the ability to appoint and remove certain directors of BAM and, as such, may indirectly control the decisions of BAM regarding the vote and disposition of securities held by VOF Holdings; therefore BAM Partnership may be deemed to have indirect beneficial ownership of the shares of our common stock held by VOF Holdings. The business address of each Oaktree Entity is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)	Represents 14,154 shares of common stock subject to RSUs that will be vested and may be settled as of May 14, 2022.
(5)

Represents 10,100 shares of common stock, options to purchase 49,737 shares of common stock and 69,309 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of May 14, 2022.

(6)

Represents 33,272 shares of common stock, options to purchase 179,593 shares of common stock and 75,623 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of May 14, 2022.

(7)

Represents 28,000 shares of common stock, options to purchase 49,737 shares of common stock and 69,368 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of May 14, 2022.

(8)

Represents 5,408 shares of common stock, options to purchase 93,117 shares of common stock and 78,254 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of May 14, 2022.

(9)	Represents 310,733 shares of common stock and options to purchase 335,915 shares of common stock that will be vested and may be exercised as of May 14, 2022.
(10)	Represents 129,594 shares of common stock and options to purchase 127,610 shares of common stock that will be vested and may be exercised as of May 14, 2022.
(11)	Represents 82,289 shares of common stock and options to purchase 119,810 shares of common stock that will be vested and may be exercised as of May 14, 2022.
(12)	Represents 9,120 shares of common stock.
(13)	Represents 21,697 shares of common stock and options to purchase 2,500 shares of common stock that will be vested and may be exercised as of May 14, 2022.
(14)

Young Soo Woo resigned his position as our Chief Financial Officer and from all other positions with us and our subsidiaries, effective as of December 31, 2021. Represents 12,343 shares of common stock.

(15)

Our directors and executive officers as of March 15, 2022 as a group beneficially own 1,894,940 shares of common stock or 4.1%, which represents 630,213 shares of common stock, options to purchase 958,019 shares of common stock and 306,708 shares of common stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of May 14, 2022. Consistent with his prior resignation, Mr. Woo’s beneficial ownership is excluded from this group.

PROPOSAL TWO

ADVISORY VOTE ON

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Dodd-Frank Act, and Section 14A of the Exchange Act, the Board is asking stockholders to approve an advisory (non-binding) resolution on the compensation of our named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the stockholders of Magnachip Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2022 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (which disclosure includes the Compensation Discussion and Analysis section, the Summary Compensation Table for 2021 and the related compensation tables and narrative disclosure within the executive compensation sections of the proxy statement).

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” in this Proxy Statement, which discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers for fiscal 2021. We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement the Company’s strategic objectives and create stockholder value. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and incentives.

The vote regarding the compensation of the named executive officers described above, referred to as a “say-on-pay advisory vote,” is advisory, and is therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described above.

The Board recommends that you vote “FOR” the approval of our named executive officer compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Samil PricewaterhouseCoopers has been selected by the Audit Committee as the principal independent registered public accounting firm for the fiscal year ending December 31, 2022 for us and our subsidiaries. Our Board recommends a vote for ratification of the appointment of Samil PricewaterhouseCoopers as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the fiscal year ending December 31, 2022. It is expected that representatives of Samil PricewaterhouseCoopers will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice. If our stockholders fail to vote on an advisory basis in favor of the appointment of Samil PricewaterhouseCoopers, the Audit Committee will take such actions as it deems necessary as a result of such stockholder vote.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed or expected to be billed for professional services rendered by Samil PricewaterhouseCoopers and its affiliates for the years ended December 31, 2021 and 2020.

	Year Ended December 31
	2021	2020
	(in millions)
Audit fees	$1.4	$1.8
Audit Related fees	—	—
Tax fees	—	—
All other fees	$0	$0
Total	$1.4	$1.8

Policy and Procedure for Approval of Audit and Permitted Non-Audit Services

All audit fees were pre-approved by the Company’s Audit Committee, which concluded that the provision of such services by Samil PricewaterhouseCoopers and its affiliates was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. With respect to outside auditor independence, the Audit Committee Charter provides for pre-approval of audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement. The Audit Committee Charter authorizes the Audit Committee to delegate to one or more of its members the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting. The Audit Committee followed these guidelines in approving all services rendered by Samil PricewaterhouseCoopers and its affiliates.

The Board recommends that you vote “FOR” the ratification of the appointment of Samil PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

A stockholder who would like a proposal considered for inclusion in our proxy statement relating to our 2023 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than November 22, 2022 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our 2023 annual meeting must be received by the Corporate Secretary of the Company between December 22, 2022 and January 21, 2023. If, however, the date of the 2023 annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to Magnachip Semiconductor Corporation, c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg, Attention: Secretary. If we do not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.15 of the Company’s bylaws and other applicable procedures described therein or established by our Nominating and Corporate Governance Committee. See “The Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” Stockholder proposals related to other business must also comply with Section 1.10 of the Company’s bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Our proxy for the 2023 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 22, 2022 and January 21, 2023. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President,
General Counsel and Secretary

March 21, 2022

MAGNACHIP SEMICONDUCTOR CORPORATION C/O MAGNACHIP SEMICONDUCTOR S.A.
1, ALLÉE SCHEFFER, L-2520
LUXEMBOURG, GRAND DUCHY OF LUXEMBOURG
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/MX2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D71519-P69081 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
MAGNACHIP SEMICONDUCTOR CORPORATION
The Board of Directors recommends you vote FOR the following nominees:
1. Election of Directors
Nominees:
01) Melvin L. Keating 04) Camillo Martino 02) Young-Joon Kim 05) Gary Tanner 03) IIbok Lee 06) Kyo-Hwa (Liz) Chung
For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory (non-binding) vote to approve the compensation of our named executive officers as set forth in the “Executive Compensation” section in the proxy statement.
3. Ratification of the Board’s election of Samil PricewaterhouseCoopers as our independent registered public accounting firm for 2022.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D71520-P69081 MAGNACHIP SEMICONDUCTOR CORPORATION Annual Meeting of Stockholders April 21, 2022 8:00 P.M. EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Young-Joon Kim and Theodore Kim, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MAGNACHIP SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 8:00 P.M., EDT, on Thursday, April 21, 2022, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/MX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy authorizes Young-Joon Kim and Theodore Kim to vote at each of their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side